PROSPECTUS

Registration No. 333- 297393

Filed Pursuant to 424(b)(3)

Up to 60,000,000 Shares of Class A Common Stock

Issuable Upon Conversion of the Secured SPA Notes

500,000 Shares of Class A Common Stock

1,506,269 Shares of Class A Common Stock Issued to the Vendors

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of: (i) up to 60,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Faraday Future Intelligent Electric Inc. (the “Company”), which consists of shares of Class A Common Stock issuable upon conversion of certain senior convertible notes issued in a private placement to certain institutional investors (the “Purchasers”) pursuant to a securities purchase agreement, dated as of May 15, 2026, as amended from time to time (the “Secured SPA”) (such convertible notes issued under the Secured SPA being referred to herein as the “Secured SPA Notes”), (ii) up to 500,000 shares of Class A Common Stock issued to a certain investor (the “Investor”) pursuant to a securities purchase agreement, dated February 4, 2026, as amended and restated on April 14, 2026 (as so amended and restated, the “April SPA”), (iii) 954,545 shares of Class A Common Stock (the “Costamp Settlement Shares”) issued to COSTAMP S.r.l., an Italian corporation (“Costamp”), in settlement of amounts owed to it, pursuant to a certain settlement agreement by and among the Company, Faraday & Future Inc., a California corporation wholly owned by the Company (“Faraday Future”), and Costamp, dated as of December 15, 2025 (the “Costamp Settlement Agreement”) and (iv) 551,724 shares of Class A Common Stock (the “Nemat Settlement Shares”) issued to a designee of Nemat, Inc., a California corporation (“Nemat” and together with Costamp, the “Vendors”), in settlement of amounts owed to it, pursuant to a certain settlement agreement by and among the Company, Faraday Future, and Nemat, dated as of April 21, 2026 (the “Nemat Settlement Agreement”). Additional details regarding the securities to which this prospectus relates and the Selling Stockholders are set forth in this prospectus under “Description of Securities.”

We are registering the securities for resale pursuant to the Selling Stockholders’ registration rights under the Secured SPA. Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares of Class A Common Stock. The Selling Stockholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock in a number of different ways and at varying prices, including publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders pursuant to this prospectus. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of Class A Common Stock held by the Selling Stockholders pursuant to this prospectus, any other prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Stockholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Class A Common Stock and our public warrants (“Public Warrants”) are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FFAI” And “FFAIW,” respectively. On July 17, 2026, the closing price of our Class A Common Stock was $0.1340 per share and the closing price of our Public Warrants was $0.0149 per Public Warrant.

The shares of Class A Common Stock being offered pursuant to this prospectus are shares of Faraday Future Intelligent Electric Inc., a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, the Company conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in our Class A Common Stock should be aware that they are purchasing equity solely in the Company, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in China (including Hong Kong), which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offerings or be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain the Company’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and the Selling Stockholders’ ability to offer or continue to offer our shares of Class A Common Stock to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors – Risks Related to FF’s Operations in China” in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein. See “Where You Can Find More Information.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 18 of this prospectus and any risk factors described in any amendments or supplements to this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the conversion of any Notes.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to “FF,” “we,” “us,” “our” and similar terms refer to the Company and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the Company’s registration statement of which this prospectus forms a part, which is incorporated by reference herein. References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research, and are based on certain assumptions that we believe to be reasonable.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. Market and industry data, which is derived in part from management’s estimates and beliefs, are subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

TRADEMARKS AND TRADE NAMES

We own or have rights to certain trademarks that we use in conjunction with the operations of our business. Each trademark, trade name, service mark or copyright of any other company appearing or incorporated by reference in this prospectus belongs to its holder. Solely for convenience, trademarks, trade names, service marks and copyrights referred to in this prospectus may appear with or without the “©”, “®” or “™” symbols, but the inclusion, or not, of such references are not intended to indicate, in any way, that we, or the applicable owner, will not assert, to the fullest extent possible under applicable law, our or their, as applicable, rights to these trademarks, trade names service marks or copyrights. We do not intend our use or display of other companies’ trademarks, trade names, service marks or copyrights to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

●	our ability to raise sufficient funds to continue our operations and carry out our business plan;

●	our ability to attract and retain qualified officers and directors;

●	changes adversely affecting the business in which we are engaged;

●	the implementation of the Special Committee’s remediation actions and our related follow-up actions, and our ability to attract and retain employees;

●	our ability to execute on our plans to develop, market and deliver our vehicles and the timing and cost of these development and marketing programs;

●	our ability to manage our indebtedness, including our ability to refinance our current indebtedness;

●	the ability of our suppliers to deliver necessary components for our products;

●	our ability to successfully maintain licenses and other rights to certain technology to continue production and delivery of our vehicles;

●	our ability to remediate the identified material weaknesses in our internal control over financial reporting;

●	our ability to navigate economic, operational and legal risks specific to operations based in China;

●	our estimates of the size of the markets for our vehicles and the costs to bring our vehicles to market;

●	our estimates of consumer demand for the Company’s robotics products;

●	the rate and degree of market acceptance of our vehicles;

●	the success of other competing manufacturers;

●	the performance and security of our vehicles;

●	ongoing and potential litigation involving PSAC or us and the outcome of the SEC and the United States Department of Justice investigations;

●	general economic conditions;

●	the possibility that any stockholder litigation or dispute may result in significant costs of defense, indemnification or liability;

●	the price and trading volume of the Company’s Class A Common Stock; and

●	other risks and uncertainties discussed in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC and our most recent Quarterly Report on Form 10-Q filed with the SEC, as such risk factors may be amended, supplemented or superseded from time to time by our subsequent periodic reports we file with the SEC, including our Quarterly Reports on Form 10-Q, and in any prospectus supplement.

Moreover, we operate in an evolving environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

THE COMPANY

Faraday Future Intelligent Electric Inc. is a California-based global, shared, intelligent mobility ecosystem company founded in 2014 with a vision to disrupt the automotive industry. Our Class A Common Stock and Public Warrants trade on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbols “FFAI” and “FFAIW,” respectively.

With headquarters in the greater Los Angeles, California area, we design and engineer next-generation intelligent, connected electric vehicles and are developing embodied AI robotics products and related commercialization initiatives. We manufacture vehicles at the FF aiFactory California production facility in Hanford, California. We also have additional engineering, sales, and operational capabilities in China. Additionally, we have established operations in the United Arab Emirates, including an entity to manage assembly and sales support for FF 91 series vehicles and a facility in Ras Al Khaimah intended to support future FX Super One production, further expanding our presence in the Middle East as part of our “third pole” strategy.

Since our founding, we have developed technologies and products focused on intelligent electric vehicles and connected mobility systems. We believe these capabilities support our strategy to develop intelligent electric vehicles and related mobility technologies. Our long-term strategy is centered on building an integrated Embodied Artificial Intelligence (“EAI”) ecosystem that includes intelligent electric vehicles and robotics.

Our product roadmap builds on the FF 91 platform through the planned FF 92 upgrade program and the FX Super One and reflects an increased focus on reallocating resources, manufacturing capacity, and engineering efforts toward these programs and our robotics commercialization initiatives. We expect our broader product portfolio to better align product strategy with anticipated demand, improve capital efficiency, and support the next phase of our commercialization efforts.

We have begun implementing an embodied AI robotics strategy intended to complement our intelligent mobility ecosystem. This initiative is focused on the development and commercialization of robotics products that may leverage our AI, sensor, software, and platform capabilities developed for intelligent electric vehicles. During the three months ended March 31, 2026, our robotics business entered the early commercialization stage, including initial product deliveries and non-binding pre-order activity supported by non-refundable deposits. Management views embodied AI robotics as an extension of our EAI ecosystem, connecting intelligent vehicles, robotics devices, an EAI brain, an open-source and open-platform framework, and data-driven AI capabilities to support long-term technology commercialization efforts.

BACKGROUND

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among FFAI, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of FFAI (the “Business Combination”). Upon the consummation of the Business Combination, the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered FFAI’s accounting acquirer.

Our shares of Class A Common Stock and our Public Warrants are currently listed on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

Recent Developments

The following summarizes certain developments occurring from January 1, 2026 through the filing date of this report that relate to the Company’s operations and product development, financing activities, and corporate actions.

AIEV - Strategic Operations and Product Development

●	In February 2026, GlobeX AI Hong Kong Holding Limited, a special purpose entity controlled by the Company, entered into a package of agreements with Hebei Huanzhou Automobile Sales Co., Ltd. relating to the development, mass-production-oriented parts procurement, engineering support and related commercial arrangements for a battery electric version of the FX Super One for the U.S. market. The agreements also addressed certain intellectual property, product liability and after-sales matters, and the parties may negotiate additional vehicle development projects, including the FX 4, and potential geographic expansion to Canada and the Middle East.

●	In March 2026, the Company provided an update on its EAI EV strategy, stating that the FX Super One had advanced into engineering validation, homologation and production system refinement following the roll-off of the first pre-production vehicle at its Hanford, California facility in December 2025. The Company also stated that it continued to advance U.S. production readiness, including localized certification work related to Federal Motor Vehicle Safety Standards (“FMVSS”) requirements, and remained focused on phased delivery of the FX Super One.

●	In March 2026, the Company announced that it continued to expand its Co-Creation Ecosystem B2B2C model and Four-Pillar Sales Architecture, including community sales, partner sales, B2B sales and third-party e-commerce. The Company also stated that, following its presence at the NADA Dealer Summit, it signed memorandums of understanding for sales cooperation covering both the FX Super One and EAI robots with several U.S. mainstream dealerships.

●	In April 2026, GlobeX AI Hong Kong Holding Limited, a special purpose entity controlled by the Company, entered into a supplemental agreement to a previously executed engineering services agreement with its previously announced bridge strategy partner. Under the supplemental agreement, the Company plans to upgrade the FX Super One to an 800V architecture or accelerate the AIHER project, while pausing the original Super One 400V cooperation project. The advance research and development fee remains due and payable, while subsequent remaining balances and development, testing and engineering services are paused.

Robotics - Strategic Operations and Product Development

●	In February 2026, the Company established FF AI-Robotics Inc. and launched three robotics product lines, FF Futurist, FF Master and FX Aegis, and disclosed that sales and pre-orders had opened, more than 1,200 non-binding and non-refundable B2B deposits had been received, and initial deliveries were planned for late February 2026. The Company also stated that the Mobile Manipulator Robot Series was planned to be launched in the second quarter, that robotics production preparation was underway, and that FF AI-Robotics entered into a non-binding letter of intent with AIXC to evaluate Web3 collaboration opportunities.

●	In February 2026, the Company furnished a corrected press release announcing the establishment of FF AI-Robotics Inc. and the launch of its first three robotics product lines: FF Futurist, FF Master, and FX Aegis. The release stated that sales and pre-order collection had begun, the first deliveries were planned for the end of February, the Mobile Manipulator Robot Series was planned for the second quarter, and the Company had received more than 1,200 non-binding and non-refundable B2B deposits. The release also stated that the robotics business had entered production preparation and that FF AI-Robotics entered into a non-binding letter of intent with AIXC to evaluate Web3 collaboration opportunities.

●	In February 2026, the Company delivered its first batch of robots to Golden Hills, a premium Airbnb property operator in Florida and Nevada, pursuant to a sales agreement. This milestone marked the official launch of FF’s first AI-robot delivery cycle in 2026. The following summarizes certain significant financing activities during the period. Additional details regarding the Company’s debt and financing arrangements are included in Notes 8 and 9 to the Unaudited Condensed Consolidated Financial Statements.

AIEV - Capital Raising & Financing Agreements

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In February 2026, the Company entered into a Securities Purchase Agreement with an accredited investor to sell $10.0 million of Class A common stock at a per-share price equal to 100% of the closing price immediately prior to closing. The subscription amount was to be provided to the investor by AIxCrypto Holdings Inc. (“AIXC”), and the agreement included a true-up share issuance feature if the Company issued common stock or equivalent securities before the earlier of six months after closing or effectiveness of the related registration statement at a lower price, subject to specified exceptions.

●

In March 2026, the Company entered into two supplemental agreements with Chongqing LeTV Microloan Co., Ltd. to settle certain previously assigned debt obligations for an aggregate settlement amount of RMB 25.4 million (approximately $3.7 million), payable in installments through December 31, 2028.

●	In April 2026, the Company entered into a $2.0 million unsecured loan agreement with Gold King Arthur Holding Limited. The loan bore interest at 10% per annum, matured one year from the advancement date, and was designated for expenses associated with the Company’s robotics business, other business operations, including payroll, and related unforeseen expenses. The loan and accrued interest were subsequently satisfied through cancellation and extinguishment as part of the amended and restated securities purchase agreement with Gold King Arthur Holding Limited. The amended and restated securities purchase agreement increased the total investment amount to approximately $12.0 million and contemplated the issuance of Class A common stock, newly designated Series C Convertible Preferred Stock, and a fixed warrant arrangement tied to the Company’s future FX Super One delivery milestone.

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In April 2026, the Company entered into a notes purchase agreement with Streeterville Capital, LLC, pursuant to which the Company issued and sold a Promissory Note A-1 with an original principal amount of approximately $15.8 million and a Secured Promissory Note B with an original principal amount of $30.0 million, for an aggregate purchase price of $45.0 million. The A-1 Note bears interest at 9.0% per annum, matures 24 months after the purchase price date, includes an original issue discount and transaction expense amount, and provides the lender with certain monthly redemption rights beginning in October 2026, subject to the terms of the note. The B Note bears interest at 3.5% per annum, matures 24 months after the purchase price date, is secured by a deposit account control agreement and related collateral arrangements, and may be exchanged into additional A Notes under specified conditions. The Company’s obligations under the notes are guaranteed by certain subsidiaries, and the B Note is further supported by a pledge of the Company’s membership interests in FFAI Holdings, LLC.

The following summarizes certain stock exchange compliance matters, corporate actions, and governance developments during the period.

AIEV - Stock Exchange Compliance & Stockholder and Corporate Actions

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In February 2026, the Company held a special meeting of stockholders at which stockholders approved an increase in the Company’s authorized shares to support capital planning, FX Super One vehicle milestones, and expansion of embodied artificial intelligence (“EAI”) robotics initiatives. On February 18, 2026, the Company filed a Certificate of Amendment to increase its authorized Class A common stock from 232,470,985 shares to 312,285,439 shares and its authorized preferred stock from 17,931,000 shares to 24,087,265 shares. The additional authorized share capacity is intended to support near-term capital planning needs, existing obligations to issue shares of Class A common stock, and potential future financings, strategic transactions, stock issuances pursuant to employee benefit plans, and other proper corporate purposes aligned with the Company’s 2026 business strategy. The approval relates solely to the authorization of additional shares and does not, by itself, result in the issuance of any shares.

●

In February 2026, the Company filed a certificate of elimination with respect to the Company’s Series A Preferred Stock, par value $0.0001 per share, following the automatic redemption of all outstanding shares of FFAI Series A Preferred Stock after the conclusion of the Company’s stockholders’ special meeting. The certificate of elimination (i) eliminated the previous designation of one share of FFAI Series A Preferred Stock from the charter, and (ii) caused such share of FFAI Series A Preferred Stock to resume its status as an authorized but unissued and non-designated share of preferred stock.

●

In March 2026, the Company received a letter from the Division of Enforcement of the U.S. Securities and Exchange Commission stating that, based on the information available as of March 18, 2026, the staff did not intend to recommend an enforcement action against the Company. Similar letters were also received by Company Founder and Yueting Jia and Jerry Wang in their individual capacities. The letters further stated that they “must in no way be construed as indicating that the party has been exonerated or that no action may ultimately result from the staff’s investigation.”

●

In March 2026, the Company received a notice from Nasdaq indicating that it was not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2), because the closing bid price of its Class A common stock remained below $1.00 per share for 30 consecutive trading days. The Company has until September 16, 2026 to regain compliance, and its Class A common stock will continue to trade on the Nasdaq Capital Market during the compliance period.

●

In March 2026, the Company announced an executive and employee share purchase initiative under which certain executives and employees would defer a portion of their base compensation for the period from March 1, 2026 through May 31, 2026. Subject to Board approval, applicable securities laws and the Company’s trading policies, the Company stated that it intended to repurchase shares of its common stock in an amount approximately equal to the estimated after-tax deferred compensation for the period, or approximately $0.5 million, and subsequently transfer the repurchased shares to participating executives and employees in settlement of the deferred compensation obligations.

●

In April 2026, the Company entered into a purchase agreement with Matthias Aydt, pursuant to which the Company issued and sold one share of newly designated Series A Preferred Stock for a purchase price of $100. The Series A Preferred Stock has 10,000,000,000 votes but is entitled to vote only on proposals relating to an increase in authorized common stock and a reverse stock split, and the holder is required to vote the share in the same proportion as shares of common stock voted on such proposals, subject to a minimum common stock quorum condition. The Series A Preferred Stock is not convertible into common stock, is not entitled to dividends, has a $100 liquidation preference, and is subject to transfer restrictions.

The following summarizes certain leadership, governance, and organizational developments during the period.

Corporate Governance

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In February 2026, Chui Tin Mok, an executive member of the Company’s Board of Directors, notified the Board of his intention to resign as a director upon the Board’s confirmation of a successor nominee, in order to focus on the Company’s business execution in the United Arab Emirates (“U.A.E.”) and the broader Middle East. Mr. Mok will continue to serve as an executive officer and Head of FF Middle East.

●

In March 2026, the Company announced that it had relocated its headquarters to Silicon Beach in El Segundo, California, which the Company stated was intended to enhance its ability to attract senior talent and support its next phase of growth.

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In April 2026, Matthias Aydt resigned from the Board of Directors for personal reasons, effective immediately, and informed the Board of his intention to resign as Global Co-Chief Executive Officer at such time as the Board deems fit. Jie (Jay) Sheng also resigned from the Board, effective immediately, and Chui Tin Mok resigned from the Board following his previously disclosed notice of intent to resign, while continuing in his role as an executive officer and Head of FF Middle East. The Company also announced that FF Top nominated Xiao (Lucky) Jiang and Kevin Chen to the Board, and the Board appointed Jiawei (Jerry) Wang, Xiao (Lucky) Jiang and Kevin Chen as directors. Kevin Chen is expected to be appointed to the Audit, Compensation, and Nominating and Corporate Governance Committees, and Jerry Wang was appointed to the Finance and Investment Committee.

●

In May 2026, the Board of Directors accepted the resignation of Matthias Aydt from his position as Global Co-CEO. With the resignation of Mr. Aydt, the Board of Directors acknowledged Mr. Yueting Jia as the sole Global CEO of the Company.

Segment Information

We have three operating segments-AI Electric Vehicle (“AIEV”), Robotics. and AIXC -each of which meets the criteria for separate reporting under ASC 280. Our CEO acting as our Chief Operating Decision Maker (“CODM”), regularly evaluated the financial performance using consolidated financial information at the total-company level including consolidated loss from operations, cash flows, liquidity, and strategic initiatives.

Management has identified Loss from operations, as presented in our Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss, as the primary measure used by the CODM to evaluate the performance of the business and allocate resources. Loss from operations is the measure of segment profit or loss that is most consistent with the measurement principles used in measuring the corresponding amounts in our unaudited condensed consolidated financial statements. This measure reflects our focus on managing operating performance, cash outflows, and liquidity, particularly given that the timing of cash inflows is influenced by external financing activities. We define “significant segment expense” as controllable operating costs that are regularly provided to and reviewed by management, which include the expenses presented in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss as Cost of revenue, Research and development, Sales and marketing, and General and administrative.

Management closely tracks its expenditure on these key expense categories through regular reviews of cash balances, near-term cash flow projections, monthly management reports, and project management reports. The CODM, works in close collaboration with our business leaders to establish critical operational targets, set project timelines, and adjust spending plans. These leaders are responsible for implementing its strategic plans and revising targets and deadlines based on continuous internal communications and review meetings, thereby ensuring that any deviations from target spending or project timelines are promptly addressed.

While loss from operations is the primary measure used to evaluate overall performance and allocate resources across segments, we also evaluate the Robotics segment using gross profit as an additional performance measure, as this segment is in the early stages of commercialization and focuses on product-level profitability. Gross profit is defined as revenue less cost of revenues. At this time, General and administrative, Research and development, and Sales and marketing expenses are not allocated to the Robotics segment. Gross profit is not used as the primary measure of segment profit or loss for AIEV or AIXC.

This oversight supports our strategic objectives to prioritize the commercialization of the FX Series vehicles and Robotics products, while continuing to support production, sales, and leasing activities for our FF 91 vehicles, the planned FF 92 upgrade program, and the development of our AI, blockchain-based platform, and related crypto service initiatives through AIXC.

China Operations and PRC Subsidiaries

The Company has historically pursued a dual-home market strategy intended to leverage both the U.S. and Chinese automotive industries. The Company has sought to combine U.S.-based technological innovation and vehicle development with China’s supply chain and production capabilities to support its long-term strategic objectives. The Company also continues to evaluate opportunities in China, including potential joint ventures and other strategic partnerships with local OEMs and suppliers.

To facilitate its historical and ongoing activities in China, the Company conducts business in the region through a holding company structure, with FF Hong Kong Holding Limited serving as the primary holding company for the PRC Subsidiaries. As part of this structure, FF Automotive (China) Co., Ltd. was established as a wholly foreign-owned entity (“WFOE”) in March 2017. As of December 31, 2025, LeSee Automotive (Beijing) Co., Ltd. (“LeSee Beijing”) was 99% owned by the WFOE. Historically, the Company conducted its China-based operations through LeSee Beijing, which was incorporated in July 2014; however, LeSee Beijing currently has no active operations.

The Company refers to its subsidiaries organized in China, including Hong Kong, collectively as the “PRC Subsidiaries.” As of December 31, 2025, the Company’s operating subsidiaries in China were limited to the following entities:

●	FF Automotive (China) Co., Ltd.

●	Ruiyu Automotive (Beijing) Co., Ltd.

●	Shanghai Faran Automotive Technology Co., Ltd.

For a hierarchical overview of the Company’s corporate structure, refer to the Organizational Chart subsection above. A complete list of the Company’s subsidiaries is provided in Exhibit 21.1 to this Annual Report on Form 10-K.

U.A.E. Operations and U.A.E. Subsidiaries

The Company has begun establishing an operational presence in the Middle East as part of its broader international market expansion strategy. The Company believes the region presents an opportunity supported by demand for advanced mobility technologies, luxury electric vehicles, and government initiatives promoting innovation, smart mobility, and sustainable transportation.

To support its Middle East activities, the Company conducts business in the region through Faraday Future Middle East FZ-LLC, a wholly owned subsidiary established in the United Arab Emirates. This entity serves as the Company’s primary operating platform for regional business development, strategic partnerships, and related operational activities in the Middle East.

Through Faraday Future Middle East FZ-LLC, the Company has initiated activities related to regional market development, ecosystem partnerships, and operational infrastructure intended to support its longer-term presence in the region. These activities include engagement with local government entities, participation in industry events, and early-stage development of regional operational capabilities.

In addition, the Company has initiated early-stage activities in Ras Al Khaimah, United Arab Emirates, including preparation for localized assembly capabilities and coordination of supply chain logistics to support pilot production and vehicle operations in the region.

As of March 31, 2026, the Company’s primary operating subsidiary in the Middle East was Faraday Future Middle East FZ-LLC.

The Company continues to evaluate opportunities to expand its presence in the Middle East through strategic partnerships, localized manufacturing capabilities, and broader collaboration across the mobility, energy, and technology sectors.

The organizational chart below shows FFAI’s operating subsidiaries* as of the date hereof:

Faraday Future Intelligent Electric Inc.
(US-DE)
NASDAQ: FFAI
55% shareholder on an as-converted basis as of 3/31/26
AIxCrypto Holdings, Inc.
(US-DE)
NASDAQ: AIXC
FF Intelligent Mobility Global Holdings Ltd. (Cayman)
FFAI Holdings, LLC
(US-UT)
Smart Technology Holdings Ltd. (Cayman)
LeSEE Auto Technology (Beijing) Co., Ltd.
乐视汽车科技（北京）有限公司
FF Hong Kong Holding Limited (HK)
法法香港控股有限公司
FF Europe GmbH
(Germany)
Faraday Future Middle East FZ-LLC (UAE)
FF Inc.
(US-CA)
Faraday Finance Inc.
(US-DE)
FF EAI Robotics Inc.
(US-CA)
Future AIHER AI Hybrid Extended-Range Electric Powertrain System Inc.
(US-DE)
Faraday X aiEV Inc.
(US-DE)
FF Automotive (China) Co., Ltd
FF Automotive (Hubei) Co., Ltd
FF Automotive (Zhuhai) Co., Ltd
LeSEE Automotive (Beijing) Co., Ltd
Ruiyu Automotive (Beijing) Co., Ltd
Shanghai Faran Automotive Technology Co., Ltd
Faraday & Future Netherlands B.V.
Faraday&Future Inc. (US-CA)
Eagle Prop Holdco LLC
(US-DE)
FF Sales Americas, LLC
(US-DE)
FF Manufacturing LLC
(US-DE)
Faraday SPE, LLC
(US-CA)
FF Equipment LLC
(US-DE)
FF ECO Sales Company, LLC
(US-DE)
FF AI-Robotics Inc.
(US-DE)
FF EAI Robotics Manufacturing LLC (US-CA)
FF AI-Robotics Trading LLC
(US-CA)
FF AI-Robotics ECO Sales LLC
(US-CA)
FF AI-Robotics Limited (HK)
FX Sales North America LLC
(US-DE)
40%
GlobeX AI Hong Kong Holding Limited (HK)
FX ECO Sales California LLC
(US-DE)

* All ownership interests for the Operating Entities are 100% unless otherwise indicated.

Supply Chain Exposure and Tariff Risk

As of March 31, 2026, a significant portion of our direct materials was sourced from China, which may expose certain components to U.S. import tariffs and other supply-chain cost pressures. During the three months ended March 31, 2026, the Company decreased its lower-of-cost-and-net-realizable-value inventory reserve by $15.4 million, bringing the total reserve to $5.7 million as of March 31, 2026, compared to $21.1 million as of December 31, 2025.

U.S. tariff policies continue to evolve and the Company maintains a flexible approach in responding to those developments. As production planning evolves, the Company may continue to evaluate sourcing strategies, pricing, and inventory reserves in response to changes in global supply-chain conditions and trade policies.

Regulatory Risks Related to Operations in the People’s Republic of China

The Company’s current operations and planned expansion in the People’s Republic of China (“PRC”) are subject to evolving regulatory and governmental oversight. In recent years, the Chinese government has introduced new policies and restrictions affecting business operations, securities offerings, cybersecurity, and anti-monopoly enforcement. These regulatory changes may limit its ability to expand in China, attract foreign investment, or maintain its listing on a U.S. stock exchange.

Additionally, the Chinese government retains broad authority to intervene in or influence the operations of the Company’s PRC Subsidiaries, which could result in material changes to the Company’s business, financial condition, or the value of its Class A Common Stock and warrants. For further details on these risks, see “Risk Factors – Risks Related to our Operations in China.”

How Cash is Transferred Through Our Corporate Organization

The PRC has currency and capital transfer regulations that require the Company to comply with certain requirements for the movement of capital in and out of the PRC. The Company is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing the Company’s capital investment in the PRC Subsidiaries). The Company may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manner:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. The Company notes Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loans to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

In 2025 and 2024, FF U.S. extended loans in an aggregated amount of $8.4 million and $3.7 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. The Company will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of March 31, 2026, the Company’s operating subsidiaries in China (including Hong Kong) were FF Hong Kong Holding Limited (HK), holding company for FF Automotive (China) Co. Ltd., FF Automotive (Huber) Co. Ltd., and FF Automotive (Zhuhai) Co. Ltd. FF Automotive (China) Co. Ltd. is the holding company for LeSEE Automotive (Beijing) Co., Ltd, Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to any non-Chinese entity, including by way of dividends. The Company does not currently plan or anticipate transferring cash or other assets from its operations in China to any non-Chinese entity.

Capital contributions to PRC companies are governed by the revised Company Law of the PRC (effective July 1, 2024) and the Foreign Investment Law. The PRC imposes capital contribution timing requirements and dividend distribution restrictions on PRC Subsidiaries when remitting payments outside of China. Under PRC law, the Company’s PRC Subsidiaries may distribute dividends only from net profits, as determined under PRC Generally Accepted Accounting Principles (“PRC GAAP”), and only after statutory reserve allocations and prior-year loss recoveries. The Company’s operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFAI. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors–Risks Related to FF’s Operations in China–FFAI is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFAI may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFAI could restrict FFAI’s ability to satisfy its liquidity requirements and have a material adverse effect on FFAI’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As the Company’s operations in the PRC expand, its PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of March 31, 2026, its PRC Subsidiaries held all necessary business licenses and approvals, and no applications for required permits have been denied. However, PRC regulators continue to impose evolving licensing requirements, particularly in the electric vehicle sector, which may affect future compliance obligations. See “Risk Factors–Risks Related to our Operations in China–We may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by the PRC Subsidiaries” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with our previous offerings or listing. We do not, immediately prior to the filing of this Registration Statement on Form S-3, possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of March 31, 2026, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities for our previous offering or listing, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings that are conducted overseas and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors–Risks Related to FF’s Operations in China–The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors–Risks Related to FF’s Operations in China–We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and regulations.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information By Reference” on page 64 of this prospectus.

Corporate Information

Our principal executive office and mailing address is 1990 E. Grand Ave., El Segundo, CA 90245. Our main telephone number is (424) 276-7616. Our corporate website address is www.ff.com and its investor relations website is located at investors.ff.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by the Selling Stockholders	62,006,269 shares of Class A Common Stock, including up to (i) 60,000,000 shares of Class A Common Stock issuable upon conversion of the Secured SPA Notes, (ii) 500,000 shares of Class A Common Stock issued to the Investor, and (iii) 1,506,269 shares of Class A Common Stock issued to the Vendors.

Shares of Class A Common Stock outstanding prior to exercise of all outstanding warrants and options and conversion of all outstanding convertible notes	364,283,679 shares of Class A Common Stock (as of July 5, 2026).

Shares of Class A Common Stock outstanding assuming the issuance of shares offered hereby upon the conversion of the Secured SPA Notes.	424,283,679 shares of Class A Common Stock (based on total shares outstanding as of July 5, 2026).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock included in this prospectus by the Selling Stockholders.

Market for Class A Common Stock	Our shares of Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

Risk Factors	See “Risk Factors” and the documents incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

INFORMATION RELATED TO THE SECURED SPA NOTES

This section of the prospectus is related to the resale of 60,000,000 shares of Class A Common Stock issuable pursuant to conversion of the Secured SPA Notes.

On May 15, 2026, we entered into the Secured SPA with the Purchasers. Pursuant to the Secured SPA, we agreed to sell, and the Purchasers agreed to purchase, for an aggregate purchase price of $25 million, senior convertible notes in the aggregate principal amount of $25 million (the “Secured SPA Notes”) that are convertible into shares of the Company’s Class A Common Stock. The Secured SPA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the Secured SPA, we also agreed to file a registration statement with the SEC, covering the resale of shares of Class A Common Stock issued or sold to the Purchasers under the Secured SPA under the Securities Act.

The purchase and issuance of the Secured SPA Notes took place on May 15, 2026. Each Purchaser purchased Secured SPA Notes and 50% of each such Purchaser’s Note Commitment Amount (as defined in the Secured SPA) were sent to the Company; and 50% of each such Purchaser’s Note Commitment Amount were sent to or otherwise deposited with the Controlled Account Bank (as defined in the Secured SPA Note) to be held in the Holder Control Account (as defined in the Secured SPA Note) pursuant to the applicable Controlled Account Agreement (as defined in the Secured SPA). The Company acknowledges and agrees that the Investor is authorized to send instructions to the Deposit Holder (as defined in the Deposit Account Control Agreement) directing the disposition of the funds held in the accounts.

We currently plan to use the proceeds therefrom for costs of this transaction, for working capital and other corporate purposes.

As of May 15, 2026, immediately prior to the entry into the Secured SPA, there were 304,506,637 shares of our Class A Common Stock outstanding. Issuances of our Class A Common Stock to the Purchasers under the Secured SPA will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Class A Common Stock that our existing shareholders own will not decrease, the shares of our Class A Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance of shares of our Class A Common Stock to the Purchasers under the Secured SPA. There are substantial risks to our shareholders as a result of the sale and issuance of Class A Common Stock to the Purchasers under the Secured SPA. See “Risk Factors.”

Registration Rights

Pursuant to the Secured SPA, we are required to file a registration statement to register for resale 200% of the shares of Common Stock issuable pursuant to the Secured SPA Notes (the “Registration Amount”) assuming conversion at the Floor Price (as defined below) within 45 days of the Closing Date (as defined in the Secured SPA), and seek effectiveness within 105 days following the Closing Date, and keep such Registration Statement effective at all times until no Purchaser owns any Secured SPA Notes or shares of Common Stock issuable upon conversion or exercise thereof. This registration statement is registering only a portion of the total number of shares of Common Stock the Company is obligated to register pursuant to the Secured SPA, and the Company remains obligated to register on behalf of the Purchasers additional shares of Common Stock such that the total number of shares of Common Stock registered on behalf of the Purchasers equals the Registration Amount.

Interest; Maturity Date

The Secured SPA Notes incur interest at a rate of 8% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the Secured SPA Notes) with respect to the Conversion Amount (as defined in the Secured SPA Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable (and any Outstanding Principal Value, as defined in the Secured SPA Note) on the one-year anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest will be payable to the noteholders on each Interest Date in shares of Common Stock, subject to certain conditions set forth in the Secured SPA Notes. Prior to the payment of interest on an Interest Date, interest on the Secured SPA Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Notes will automatically be increased to 15% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Secured SPA Notes). Other than as specifically permitted by the Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion Mechanics

Each noteholder may convert all, or any portion, of the Secured SPA Notes, at any time at such noteholder’s option, into shares of Common Stock, at an initial conversion price per share that is arrived at by dividing (x) such Conversion Amount by (y) $0.3882 (the “Conversion Price” and together when calculated with the Conversion Amount, the “Conversion Rate”), subject to adjustment as provided in the Secured SPA Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) an amount equal to the amount of additional interest that would accrue under the Secured SPA Note at the Interest Rate then in effect had the Note remained outstanding through and including the Maturity Date, (iv) accrued and unpaid Late Charges with respect to such principal and interest of the Secured SPA Note and (v) other amounts outstanding under the Secured SPA Note to be converted, redeemed or otherwise with respect to which such determination is being made.

If on or after the date the Secured SPA Notes are issued (the “Subscription Date”), the Company issues or sells any shares of Common Stock, subject to certain exclusions, for consideration per share that is less than the Conversion Price then in effect, the Conversion Price will be adjusted downward to the applicable New Issuance Price (as defined in the Secured SPA Notes). The Conversion Price will also be proportionately adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar transactions affecting the Common Stock. In addition, if the Company issues Variable Price Securities (as defined in the Secured SPA Notes) after the Subscription Date, the Holder may substitute the applicable Variable Price (as defined in the Secured SPA Notes) for the Conversion Price upon conversion of the Secured SPA Notes. Subject to the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”) and the prior written consent of the noteholder, the Company may voluntarily reduce the then-current Conversion Price to any amount and for any period of time deemed appropriate by the Company’s board of directors.

Alternate Conversion

Each noteholder may alternatively elect to convert the Notes, at any time at such noteholder’s option, into shares of Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	The Conversion Price then in effect; and

●	The greater of:

o	The Floor Price(as defined below); and

o	the lowest daily volume weighted average price (“VWAP”) of the Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Beneficial Ownership Limitations

The Secured SPA prohibits us or the noteholders from effecting any conversion of the Secured SPA Notes that would result in the noteholders beneficially owning more than 9.99% of the outstanding Class A Common Stock (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder) , or such lesser percentage as elected by the noteholder. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d), a maximum of 19.99% of the outstanding shares of Common Stock on the signing date will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Notes. In such an event where more than 19.99% of the outstanding shares of Common Stock is to be issued, the Company will call a special meeting of the stockholders to be held not later than seventy-five (75) days after the closing date.

Floor Price; Floor Breach Event

The floor price of the Secured SPA Notes is $0.15528 per share of Class A Common Stock (the “Floor Price”), subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events). If the Floor Price is breached, the Company shall be granted a temporary cure period to raise the price of the Company’s shares of Class A Common Stock. If the Company fails to cure such a breach within the applicable cure period, the noteholder will have the right upon written notice to the Company to require the Company to redeem all or any portion of the Conversion Amount of the relevant Secured SPA Note for cash, at a price equal to the Conversion Amount of the Secured SPA Note.

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Note by such amount.

If, during any period of ten consecutive trading days, the daily VWAP (as defined in the Notes) of the Common Stock is less than the Floor Price on five or more Trading Days, a “Floor Breach Event” shall occur, upon which the Company shall have a period of 30 calendar days (and 20 calendar days for each subsequent Floor Breach Event) to, if permitted by Nasdaq, cure such Floor Breach Event by resetting the Floor Price to a level such that the daily VWAP of the Common Stock equals or exceeds such reset Floor Price for at least ten consecutive trading days. A Floor Breach Event will also be deemed cured if the daily VWAP equals or exceeds the Floor Price for ten consecutive trading days without any reset. If the Company fails to cure a Floor Breach Event within the applicable cure period, the noteholder may require the Company to redeem all or any portion of the Conversion Amount for cash at a price equal to the Conversion Amount of the Secured SPA Notes, which amount is due and payable within five trading days after the Company’s receipt of the applicable redemption notice; provided that the noteholder retains all rights to effect conversions during the continuance of such Floor Breach Event and until the Floor Redemption Price is paid in full.

Other Redemption Rights

Subject to certain terms and conditions contained within the Secured SPA Notes, the Company has the option to redeem all, but not less than all, of the Secured SPA Notes in cash at a price equal to the greater of (i) 110% of the Conversion Amount being redeemed and (ii) the product of (1) the Conversion Rate (as calculated by substituting the Alternate Conversion Price for the Conversion Price for purposes of such calculation) with respect to the Conversion Amount being redeemed multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s optional redemption notice and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the Notes at an 8% premium unless the noteholder waives such right to receive such payment.

Deposit Account Control Agreement

The Company’s obligations under each Secured SPA Note are secured by a Deposit Account Control Agreement (each, a “DACA”) with respect to the Accounts (as defined in the DACA). Under each DACA, the Purchaser is authorized to send instructions to the Deposit Holder (as defined in the DACA) directing the disposition of the funds held in the Accounts.

Effect of Performance of the Secured SPA on our Shareholders

All shares registered in this offering are expected to be freely tradable. The resale by the Purchasers of a significant number of shares registered in this offering at any given time could cause the market price of our Class A Common Stock to decline and to be highly volatile.

INFORMATION RELATED TO THE COSTAMP SETTLEMENT SHARES

On December 15, 2025, the Company and Faraday & Future Inc. (an affiliate of the Company) entered into the Costamp Settlement Agreement pursuant to which Faraday Future agreed to pay a total of $1,600,000, of which $550,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection therewith, on the same day, the Company entered into a Share Issuance Agreement with Costamp, pursuant to which the Company agreed to repay $1,050,000 in shares of Class A Common Stock to Costamp, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Costamp Shares are issued. Both the Company and Costamp agreed to mutually release and discharge the other party from any claims, demands, actions and losses in connection therewith. If, within 30 days of December 15, 2026, the Company fails to timely file or receive effectiveness for the registration statement pursuant to which the Costamp Settlement Shares are to be registered in accordance with the terms of the Share Issuance Agreement, then in each case, beginning the following month and continuing for 11 months thereafter, the Company shall instead pay Costamp $1,050,000 in consideration in monthly payments of $87,500 by the 15th of each month until the $1,050,000 is fully paid.

INFORMATION RELATED TO THE NEMET SETTLEMENT SHARES

On April 21, 2026, Faraday Future entered into the Nemat Settlement Agreement with Nemat to resolve a dispute with Nemat concerning unpaid equipment. Faraday Future agreed to pay a total of $160,000 which shall be paid in the form of shares of the Company’s Class A Common Stock. In connection therewith, the Company entered into the Nemat Share Issuance Agreement, pursuant to which the Company agreed to repay $160,000 in shares of Class A Common Stock to Nemat, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Nemat Shares are issued. Both the Company and Nemat agreed to mutually release and discharge the other party from any claims, demands, actions and losses in connection therewith. The Nemat Share Issuance Agreement contains a provision under which the Company must provide make-up payments to Nemat if the market value of the Nemat Settlement Shares changes from between the date of the Effectiveness Date (as defined in the Nemat Share Issuance Agreement) and the Effectiveness Deadline (as defined in the Nemat Share Issuance Agreement) and the difference exceeds $5,000. However, in no event shall such make-up payments exceed $50,000.

INFORMATION RELATED TO THE SHARES OF COMMON STOCK ISSUED PURSUANT TO THE APRIL SPA

This section of the prospectus is related to the resale of 500,000 shares of Class A Common Stock issued pursuant to the April SPA.

Pursuant to the April SPA, as it was originally signed and contemplated, the Company agreed to sell, and the Investor agreed to purchase, $10 million (the “Subscription Amount”) shares of Class A Common Stock, par value $0.0001 per share of the Company (the “Class A Common Stock”) at a per share price equal to 100% of the closing price of Class A Common Stock (such per share price, the “Initial Price”) immediately prior to the closing date (the “Closing Date”). Pursuant to the April SPA, the Company agreed to issue certain True-Up Shares to the Investor in the event of a Dilutive Issuance (a “True-Up Issuance”).

On April 14, 2026, the April SPA was amended such that Subscription Amount was increased to $12 million, $500,000 was used to purchase shares of Class A Common Stock and $11.5 million of which was used to purchase shares of Series C convertible preferred stock, par value $0.0001 per share of the Company (the “Convertible Preferred Stock”). The Initial Price was revised to $0.26, which is 100% of the average closing price of the Company’s Class A Common Stock on Nasdaq for the ten (10) Trading Day period immediately prior to the Signing Date (the “Amended Price”). In addition, the Company’s obligation to issue, and the Investor’s right to receive, True-Up Shares was eliminated in its entirety, in consideration of which, the Company agreed to issue a common stock purchase warrant (the “SPA Warrant”) exercisable for an aggregate of 1,000,000 shares of Class A Common Stock. The April SPA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the April SPA, we also agreed to file a registration statement with the SEC, covering the resale of shares of Class A Common Stock issued or sold to the Investor under the Purchase under the Securities Act.

The SPA Warrant issued pursuant to the April SPA has a term of four years from the Closing Date and is exercisable immediately after the completion of delivery of the 500th FX Super One vehicle to customers by the Company, at an exercise price of $1.50. The Investor will not have the right to exercise any portion of the SPA Warrant to the extent that, after giving effect to such exercise, the Investor (together with certain related parties) would beneficially own in excess of 9.99% of total number of shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

At any time before the Company obtains stockholder approval in connection with the transaction contemplated under the April SPA, or the financial viability exception pursuant to Nasdaq Rule 5635(d) for the issuance of the Securities under the April SPA, then the Company may not issue upon exercise of the SPA Warrant a number of shares of Class A Common Stock (the “Warrant Shares”), which, when aggregated with the Subject Shares issued pursuant to the April SPA, and the Conversion Shares (as defined below) issued upon conversion of the Convertible Preferred Stock, if any, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations, exceed the 19.99% of the total outstanding Class A Common Stock of the Company as of the date of the April SPA.

The Convertible Preferred Stock issued pursuant to the April SPA will be convertible immediately after the issuance. The number of shares of Class A Common Stock issuable upon conversion of each Convertible Preferred Stock shall be determined by dividing (x) the Stated Value of $1,000 of such Convertible Preferred Stock by (y) the Conversion Price, which is equal to the Amended Price (the “Conversion Formula”), subject to certain adjustments set forth in the certificate of designation. At any time at the option of the Investor, the Investor may voluntarily convert all or part of the Convertible Preferred Stock at the price equal to the lower of (i) the applicable Conversion Price then in effect and (ii) the greater of (A) $0.13, and (B) 100% of the closing price of the shares of Class A Common Stock on the trading day immediately preceding the delivery of applicable Conversion Notice (the “Alternative Conversion Price”), indicating that the Purchase elects to convert all of part of the Convertible Preferred Stock by way of an alternate conversion (the “Alternate Conversion”). The number of shares of Class A Common Stock issuable upon an Alternate Conversion shall be determined by dividing (x) the Stated Value of $1,000 of such Convertible Preferred Stock by (y) the Alternative Conversion Price.

At any time before the Company obtains stockholder approval in connection with the transaction contemplated under the April SPA, or the financial viability exception pursuant to Nasdaq Rule 5635(d) for the issuance of the Securities under the April SPA, then the Company may not issue upon conversion of such shares of Convertible Preferred Stock a number of shares of Class A Common Stock (the “Conversion Shares”), which, when aggregated with the Subject Shares issued pursuant to the April SPA and the Warrant Shares issued upon exercise of the SPA Warrant, if any, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations, exceed the 19.99% of the total outstanding Class A Common Stock of the Company as of the date of the April SPA.

Holders of shares of Convertible Preferred Stock are entitled to vote with the holders of outstanding shares of Class A Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Company for their action or consideration (whether at a meeting or shareholders of the Company, by written action of shareholders in lieu of a meeting or otherwise). In any such vote, each share of Convertible Preferred Stock will be entitled to a number of votes equal to the lesser of (a) the number of shares of Class A Common Stock into which such shares of Convertible Preferred Stock are convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent and (b) 19.99% of the shares of the Company’s Class A Common Stock outstanding immediately after giving effect to such a conversion.

We currently plan to use the proceeds therefrom for costs of this transaction, for working capital, strategic and other corporate purposes.

The April SPA requires that proceeds may be used only for transaction fees/expenses and general working capital and other corporate purposes. It specifies that proceeds may not be used in violation of sanctions laws nor may it be used to purchase or carry margin stock or refinance debt for that purpose. The Company is also required under the April SPA to adhere to certain customary business covenants including but not limited to: complying with sanction and public reporting laws, maintaining exchange listing standards and fulling its obligation to file and maintain a registration statement for the shares of Class A Common Stock issuable under the SPA Warrant and Convertible Preferred Stock.

As of April 16, 2026, immediately prior to the entry into the April SPA, there were 301,631,836 shares of our Class A Common Stock outstanding. Issuances of our Class A Common Stock to the Investor under the April SPA will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of shares of our Class A Common Stock that our existing shareholders own will not decrease, the shares of our Class A Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Class A Common Stock after any such issuance of shares of our Class A Common Stock to the Purchasers under the Secured SPA. There are substantial risks to our shareholders as a result of the sale and issuance of Class A Common Stock to the Purchasers under the Secured SPA. See “Risk Factors.”

RISK FACTORS

Investing in the Company’s Class A Common Stock involves a high degree of risk. Before you make a decision to buy shares of Class A Common Stock, you should carefully consider the risks described under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in subsequent quarterly reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information.” These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering

The issuance of Class A Common Stock to the Selling Stockholders may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Selling Stockholders could cause the price of our Class A Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 62,006,269 shares of Class A Common Stock which include: (i) up to 60,000,000 shares of Class A of the Company issuable upon conversion of the Secured SPA Notes issued in connection with the Secured SPA, (ii) 500,000 shares of Class A Common Stock of the Company issuable upon conversion of the Convertible Preferred Stock issued to the Investor pursuant to the April SPA, and (iii) 1,506,269 shares of Class A Common Stock issued to the Vendors in connection with the Nemat Settlement Agreement and the Costamp Settlement Agreement. We also remain obligated to register shares of Class A Common Stock under the Secured SPA in addition to the 60 million shares being registered hereby on behalf of Selling Stockholders who hold Secured SPA Notes. The number of shares of our Class A Common Stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon, among other things, the number of shares of Class A Common Stock we issue to the holders of Secured SPA Notes upon their conversion of any Secured SPA. Depending on a variety of factors, including market liquidity of our Class A Common Stock, the sale of a substantial number of shares by the Selling Stockholders may cause the trading price of our Class A Common Stock to decline.

The sale of a substantial number of shares of our Class A Common Stock by the Selling Stockholder in this offering, or anticipation of such sales, could cause the trading price of our Class A Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of any net proceeds from our sale of shares of Class A Common Stock to the Selling Stockholders, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion with respect to the use of proceeds from the sale of any shares of our Class A Common Stock to Selling Stockholders upon conversion of Secured SPA Notes or Convertible Preferred Stock for cash, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds from the sale of any shares of our Class A Common Stock to the Selling Stockholders. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Class A Common Stock. Our failure to apply these funds effectively could harm our business and cause the price of our Class A Common Stock to decline.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Stockholders in disposing of their Class A Common Stock. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Stockholders under this prospectus, as the price will be determined by the prevailing public market price for shares of the Class A Common Stock, by negotiations between the Selling Stockholders and the buyers of the Class A Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of 62,006,269 shares of Class A Common Stock, including up to (i) 60,000,000 shares of Class A Common Stock issuable upon conversion of the Secured SPA Notes, (ii) 500,000 shares of Class A Common Stock issued to the Investor, and (iii) 1,506,269 shares of Class A Common Stock issued to the Vendors.

The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interest in the shares of Class A Common Stock after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Stockholder as of July 5, 2026 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of the Notes, the Nemat Settlement Shares and the Costamp Settlement Shares) beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of the Notes) that may be offered from time to time by each Selling Stockholder pursuant to this prospectus and any accompanying prospectus supplement, and the number of shares of Class A Common Stock (including shares of Class A Common Stock issued or issuable upon the conversion of the Notes), and percentage ownership of, each Selling Stockholder after the sale of securities offered hereby. The beneficial ownership percentages following the offering set forth in the table below are based on 364,290,346 shares of Common Stock issued and outstanding as of July 5, 2026 (including, for this purpose, 364,283,679 shares of Class A Common Stock issuable upon conversion of 6,667 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of July 5, 2026), do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 17,638,015 shares of Class A Common Stock that remain outstanding, the exercise of any of the 2,245 outstanding options and vesting of 12 unvested RSUs (both as of July 5, 2026), or the conversion of any of the outstanding convertible notes and have assumed that each Selling Stockholder will sell all shares of Class A Common Stock offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Stockholder, we treated as outstanding the number of shares of Class A Common Stock issuable to that particular Selling Stockholder upon (i) exercise of that particular Selling Stockholder’s Warrants (if any) that are currently exercisable or may be exercised within 60 days of July 5, 2026, and (ii) conversion of that particular Selling Stockholder’s Notes (if any) that are currently convertible or may be converted within 60 days of July 5, 2026, and we did not assume the exercise or conversion of any other Selling Stockholder’s Notes, as the case may be, in calculating the percentage ownership of any other Selling Stockholder.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A Common Stock. A Selling Stockholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 1990 E. Grand Ave., El Segundo, California 90245.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering		Number of Shares of Class A Common Stock Being	Number of Shares of Class A Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (1)	40,430,996	9.99%	36,520,000	42,366,957	9.56%
About Investment PTE. (2)	19,132,226	4.99%	23,480,000	20,365,653	4.99%
Gold King Arthur Holding Limited (3)(**)	47,159,769	11.52%	500,000	46,659,769	11.39%
COSTAMP S.r.l. (4)	954,545	*	954,545	0	*
Mohamad Nematbakhsh (5)	551,724	*	551,724	0	*

*	Represents beneficial ownership of less than 1%.

(1)	“Number of Shares of Class A Common Stock Being Offered” includes 36,520,000 shares of Class A Common Stock issuable upon the conversion of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B’s Secured SPA Note pursuant to the Secured SPA. The business address of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B is 55 Post Rd. W., 2nd Floor Westport, CT 06880. Ayrton Capital LLC, has voting and disposition control over the shares of Class A Common Stock. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held be Alto Opportunity Master Fund, SPC— Segregated Master Portfolio B.

(2)	“Number of Shares of Class A Common Stock Being Offered” includes 23,480,000 shares of Class A Common Stock issuable upon the conversion of About Investment PTE’s Secured SPA Note pursuant to the Secured SPA. The business address is 71 Robinson Road #14-01, Singapore, 068895. Jiaming Li has voting and disposition control over the shares of Class A Common Stock.

(3)	“Number of Shares of Class A Common Stock Being Offered” includes 500,000 shares of Class A Common Stock. The business address of Gold King Arthur Holding Limited is H020 3/F Phase 2 Kwai Shing Ind. Building 42-46 Tai Lin Pai Rd., Kwai Chung, Hong Kong. Song Wang has voting and disposition control over the shares of Class A Common Stock.

**	“Number of Shares of Class A Common Stock Beneficially Owned” consists of 47,159,769 shares of Class A Common Stock Gold King Arthur Holding Limited beneficially owns as of July 5, 2026.

(4)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of 954,545 shares of Class A Common Stock Costamp beneficially owns as of July 5, 2026, which were issued pursuant to the Costamp Settlement Agreement. Pursuant to the Costamp Settlement Agreement, the Company agreed to issue $1,050,000 worth of Class A Common Stock to Costamp, with the number of shares based on a per share price of $1.10, which was the closing price of the Class A Common Stock on January 12, 2026, the trading day prior to the issuance of the Costamp Settlement Shares.

(5)	“Number of Shares of Class A Common Stock Beneficially Owned” consists of 551,724 shares of Class A Common Stock Nemat beneficially owns as of July 5, 2026, which were issued pursuant to the Nemat Settlement Agreement. Pursuant to the Nemat Settlement Agreement, the Company agreed to issue $160,000 worth of Class A Common Stock to Nemat, with the number of shares based on a per share price of $0.29, which was the closing price of the Class A Common Stock on April 20, 2026, the trading day prior to the issuance of the Nemat Settlement Shares.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Third Amended and Restated Charter, as amended, authorizes the issuance of up to 487,740,421 shares of capital stock, consisting of: (i) 452,813,887 shares of Common Stock, divided into two series of common stock composed of: (A) 448,384,199 shares of Class A Common Stock and (B) 4,429,688 shares of Class B Common Stock (the “Class B Common Stock”); and (ii) 34,926,534 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board is authorized to issue additional shares of Preferred Stock in one or more series. For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within a single class of Common Stock, and are referred to herein together as the “Common Stock.” The following sections provide a breakdown of the Company’s outstanding securities as of July 5, 2026.

Class A Common Stock

There are 364,283,679 shares of Class A Common Stock.

Class B Common Stock

There are 6,667 shares of Class B Common Stock.

Series B Preferred Stock

There are 4,924,374 shares of Class B Common Stock.

Series C Preferred Stock Common Stock

There are 11,502 shares of Series C Preferred Stock (as defined below) which are convertible into up to 44,236,692 shares of Class A Common Stock.

Public Warrants

The Company has issued redeemable public warrants sold as part of the units sold in its initial public offering (the “Public Warrants”). There are currently 2,453 Public Warrants.

Private Warrants

The Company has issued common stock purchase warrants that were issued in connection with the private units purchased during the initial public offering of PSAC (the “Private Warrants”). There are currently 12 Private Warrants outstanding exercisable for an aggregate of 2,465 shares of Class A Common Stock.

NPA Warrants

On August 5, 2021, the Company entered into a Note Purchase Agreement (“Note Agreement”) with a private credit investor and its affiliates. The Note Agreement primarily served as a loan agreement with a principal amount of approximately $85 million. Pursuant to the Note Agreement, the Company originally issued 670,092 warrants with an original exercise price of $10 per share. Under the anti-dilution provision in the Note Agreement, the investor became entitled to additional warrants due to subsequent stock issuance events (the “NPA Warrants”). There are currently 5,776,657 NPA Warrants.

Pre-existing SPA Warrants

On August 14, 2022, the Company entered into a Securities Purchase Agreement (the “Pre-existing SPA”) with an institutional investor. On September 23, 2022, the Pre-existing SPA was amended pursuant to Amendment No. 1 to the Pre-existing SPA and certain convertible senior secured promissory notes (the “Pre-existing SPA Amendment”), pursuant to which, the investors agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The investors also agreed under the Pre-existing SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFAI of an amendment to FFAI’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of Pre-existing SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes were originally convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on the sixth anniversary of the issuance date of the applicable Pre-existing SPA Note (or earlier under certain conditions set forth in the Pre-existing SPA) and are otherwise subject to the same terms and conditions disclosed by FFAI in the Pre-existing SPA as applicable to the Notes and Bridge Notes described therein. As a closing condition under the Pre-existing SPA Amendment for funding of each of the Additional Bridge Notes, FFAI is required to deliver to each of the investors pre-existing SPA Warrants registered in the name of such investor to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Investor upon conversion of such Additional Bridge Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis (the “Pre-existing SPA Warrants”). There is currently an aggregate of 5,435 Pre-existing SPA Warrants outstanding.

September Junior Secured Notes & September Common Warrants

On September 5, 2024, the Company entered into a securities purchase agreement (the “September SPA”) with certain institutional investors as purchasers (the “September Investors”). Pursuant to the September SPA, the Company agreed to sell, and the September Investors agreed to purchase, for an approximate aggregate purchase price of $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain secured notes (the “September Junior Secured Notes”), warrants (the “September Common Warrants”) and incremental warrants in two closings. There are currently 2 September Junior Secured Notes with an aggregate principal amount of $3,726,649. There are currently 524,810 September Common Warrants outstanding exercisable for an aggregate of 524,810 shares of Class A Common Stock.

December Unsecured Notes & December Warrants

On December 21, 2024, the Company entered into a securities purchase agreement (the “December SPA”) with certain institutional investors as purchasers (collectively, the “December Investors”). Pursuant to the December SPA, the Company agreed to sell, and the December Investors have agreed to purchase, for approximately $30 million, of which approximately $22.5 million will be paid in cash and approximately $7.5 million was converted from previous loans to the Company, certain unsecured promissory notes (the “December Unsecured Notes”), warrants issued pursuant to the December SPA (the “December Warrants”), December Incremental Warrants and together with the notes issuable upon exercise of the December Incremental Warrants, the (“December Incremental Notes”) in one or more closings. There are currently 1 December Unsecured Notes with an aggregate principal amount of $33,324. There are currently 6,185,791 December Warrants outstanding exercisable for an aggregate of 6,185,791 shares of Class A Common Stock.

March Unsecured Notes, March Common Warrants & March Incremental Notes

On March 21, 2025 (the “Signing Date”), the Company entered into a securities purchase agreement (the “March SPA”) with certain investors (the “March Investors”). Pursuant to the March SPA, the Company agreed to sell, and the March Investors agreed to purchase, in four closings, for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain unsecured notes in an aggregate original principal amount of $41 million (the “March Unsecured Notes”), (ii) common stock purchase warrants to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29 (the “Conversion Price”) subject to adjustment as provided in the March Unsecured Notes (the “March Common Warrants”), (iii) a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of Conversion Shares (as defined in the March SPA) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts (as defined in the March SPA) for all March Investors multiplied by (2) 9,000,000, and (iv) certain incremental warrants, exercisable for (A) certain unsecured convertible promissory notes (the “March Incremental Notes”), (B) March Common Warrants and (C) shares of Series B Preferred Stock (the “March Incremental Warrants”). There are currently 4 March Incremental Warrants to purchase a number of March Incremental Notes in an aggregate principal amount up to $21,021,368 and up to an additional 13,579,695 March Common Warrants to purchase an aggregate of 13,579,695 shares of Class A Common Stock.

July Unsecured Notes & July Common Warrants

Pursuant to the securities purchase agreement dated July 14, 2025 (the “July SPA”) by and between the Company and certain investors (the “July Investors”), the Company agreed to sell, and the July Investors agreed to purchase, in two closings, for an aggregate purchase price of $82 million, (i) certain unsecured notes in the aggregate original principal amount of $82 million (the “July Unsecured Notes”), (ii) common stock purchase warrants to purchase up to a number of shares of the Company’s Class A Common Stock, equal to one third of the shares of Class A Common Stock issuable upon conversion of the July Unsecured Notes, which is the product of (A) the principal amount of July Unsecured Notes issued at a Closing divided by (B) the initial conversion price per share as set forth in the form of the July Unsecured Notes (the “July Common Warrants”), and (iii) at the July Financing Initial Closing (as defined in the July SPA), a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of shares of Class A Common Stock into which the July Unsecured Notes issued at a July Financing Closing are convertible (the “July Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the July SPA) divided by the aggregate Note Commitment Amounts (as defined in July SPA) for all Investors multiplied by (2) the Series B Preferred Cap (as defined in the July SPA). There are currently 4 July Unsecured Notes with an aggregate principal amount of $14,438,348. There are currently 4,142,857 July Common Warrants (as defined below) outstanding exercisable for an aggregate of 4,142,857 shares of Class A Common Stock.

CVP A-1 Note & CVP B Note

On April 17, 2026, the Company entered into a note purchase agreement with an accredited investor, pursuant to which the Company issued, and the investor purchased, for an aggregate purchase price of $45 million, (i) a Promissory Note A-1 (the “A-1 Note”, and (ii) a Secured Promissory Note B (the “B Note”). There is currently one A-1 Note with an aggregate principal amount of $15,780,000 outstanding and one B Note with an aggregate principal amount of $30,000,000 outstanding.

Gold King Arthur Common Warrants

On April 14, 2026, the Company and Gold King Arthur Holding Limited (“Gold King Arthur”) entered into an amended and restated securities purchase agreement (the “Amended GK SPA”). Among other provisions, the Amended GK SPA required the Company to issue to Gold King Arthur common stock purchase warrants (the “GK Warrants”). There are currently 1,000,000 GK Warrants outstanding.

Secured SPA Notes

On May 15, 2026, we entered into the aforementioned Secured SPA with the Purchasers. The Company has issued two Secured SPA Notes for a combined aggregate principal amount of $25,000,000.

Common Stock

The holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Upon and after the occurrence of a Qualifying Equity Market Capitalization, the holders of shares of Class B Common Stock shall be entitled to ten votes for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

Except as otherwise required by law or the Charter, the holders of shares of the Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. The term “Qualifying Equity Market Capitalization” means the Company, for any consecutive period of 20 trading days, having a volume weighted average total equity market capitalization of at least $20 billion as determined, in good faith by the Board of Directors (the “Board”), for each trading day by multiplying the closing sale price per share of Class A Common Stock of the Company on The Nasdaq Stock Market (“Nasdaq”) (or such other securities exchange on which the Company’s securities are then listed for trading) on such trading day (as reported by Bloomberg through its “HP” function or, if not available on Bloomberg, as reported by Morningstar) by the then total number of issued and outstanding shares of Class A Common Stock, Class B Common Stock and other shares of the Company on such trading day.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of our Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Board. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividend paid by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our Preferred Stock, the holders of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such distribution paid by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Except as set forth above related to the Class B Common Stock, holders of Common Stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

The Third Amended and Restated Charter authorizes the issuance of 24,087,265 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Series B Preferred Stock

Convertibility. The shares of Series B preferred stock (the “Series B Preferred Stock”) are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, each holder of Series B Preferred Stock is entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such holder’s March Unsecured Notes (as defined below) minus (ii) the amount received by such holder from the Company pursuant to such holder’s March Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by the holder at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock are not transferrable at any time without the prior written consent of the Company’s board of directors.

Redemption. Upon conversion by a holder of Series B Preferred Stock of each March Unsecured Note or March Incremental Note held by such holder, each issued pursuant to the March SPA, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note will automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares will no longer be deemed to be outstanding.

Series C Preferred Stock

Convertibility. The shares of Series C preferred stock (the “Series C Preferred Stock”) are convertible into shares of the Company’s Class A Common Stock. The number of shares of Class A Common Stock issuable upon conversion of each Convertible Preferred Stock shall be determined by dividing (x) the Stated Value of $1,000 of such Convertible Preferred Stock by (y) the Conversion Price, which is equal to the Amended Price, subject to certain adjustments set forth in the Certificate of Designation.

Alternate Conversion. At any time, at the option of the holder, the holder may voluntarily convert all or part of the Series C Convertible Preferred Stock at the price equal to the lower of (i) the applicable Conversion Price then in effect and (ii) the greater of (A) $0.13, and (B) 100% of the closing price of the Class A Common Stock of the trading day immediately preceding the delivery of an applicable conversion notice (the “Alternative Conversion Price”) indicating that the Purchase elects to convert all of part of the Convertible Preferred Stock by way of an alternate conversion (the “Alternate Conversion”). The number of shares of Class A Common Stock issuable upon an Alternate Conversion shall be determined by dividing (x) the Stated Value of $1,000 of such Convertible Preferred Stock by (y) the Alternative Conversion Price.

Dividends. A holder of shares of Series C Preferred Stock are entitled to receive dividends as if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares and assuming for such purpose that the Preferred Share was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions

Voting. Each share of Series C Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which it is convertible regarding all matters submitted to a vote of the stockholders of the Company, subject to certain adjustments set forth in the Certificate of Designation.

Rank; Liquidation. All shares of capital stock of the Company, other than the Series B Preferred Stock, are junior in rank to the Series Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The shares of Series B Preferred Stock rank pari passu with the shares of Series C Preferred Stock. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, Holders of the Series C Preferred Stock are entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the greater of (A) 125% of the Conversion Amount of such share of Series C Preferred Stock on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such shares of Series C Preferred Stock into shares of Common Stock immediately prior to the date of such payment, provided that if the liquidation funds are insufficient to pay the full amount due to the Holders and holders of shares of any capital stock that is (i) of senior rank to the shares of Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company or (ii) other than the shares of Series B Preferred Stock, of pari passu rank to the shares of Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”), then each Holder and each holder of Parity Stock shall receive a percentage of the liquidation funds equal to the full amount of liquidation funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of liquidation funds payable to all holders of shares of Series C Preferred Stock and all holders of shares of Parity Stock.

Transfer Restrictions. A Holder may offer, sell or transfer some or all of its Preferred Shares without the consent of the Company subject only to the provisions of Section 6(f) of the April SPA.

Redemption. The Company has the right to redeem all, but not less than all, of the shares of the Series C Preferred Stock then outstanding. The shares of Series C Preferred Stock may be redeemed by the Company in cash at a price equal to the greater of (i) 110% of the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date (as defined in the Certificate of Designations) multiplied by (2) the greatest Closing Sale Price (as defined in the Certificate of Designations) of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date (as defined in the Certificate of Designations) and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made.

Description of Warrants

Each outstanding whole public warrant represents the right to purchase one share of Class A Common Stock at a price of $110,400 per share, subject to adjustment as discussed below.

Public Warrants and Private Warrants

As of July 5, 2026, FF has Public Warrants outstanding to purchase an aggregate of 2,453 shares of Class A Common Stock and 12 common stock purchase warrants that were issued in connection with the private units purchased during the initial public offering of PSAC  (the “Private Warrants”) outstanding to purchase an aggregate of 2,465 shares of Class A Common Stock. References in this “Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $1.048 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No public warrant will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The public warrants will expire on the fifth anniversary of completion of the initial business combination (or July 21, 2026), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may call the public warrants for redemption, in whole and not in part, at a price of $0.01 per public warrant:

●	At any time while the public warrants are exercisable;

●	Upon not less than 30 days’ prior written notice of redemption to each public warrant holder;

●	If, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the public warrants become exercisable and ending on the third business day prior to the notice of redemption to public warrants holders; and

●	If, and only if, there is a current registration statement in effect with respect to the shares underlying such public warrants.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s public warrants upon surrender of such public warrants.

If the Company calls the public warrants for redemption as described above, its management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the public warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The public warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public warrants holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their public warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the public warrant holder.

Continental Stock Transfer & Trust Company, acts as warrant agent for the public warrants pursuant to a warrant agreement between Continental Stock Transfer & Trust and us. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the public warrant agreement to the description of the terms of the public warrant and the warrant agreement, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the public warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

NPA Warrants

On August 5, 2021, the Company entered into a Note Purchase Agreement (“Note Agreement”) with a private credit investor and its affiliates. The Note Agreement primarily served as a loan agreement with a principal amount of approximately $85 million. Pursuant to the Note Agreement, the Company originally issued 670,092 warrants with an original exercise price of $10 per share. Under the anti-dilution provision in the Note Agreement, the investor became entitled to additional warrants due to subsequent stock issuance events (the “NPA Warrants”). As of December 31, 2023, the number of shares underlying this NPA Warrants totaled 228,482 (post all reverse stock splits). Following certain stock issuance events in 2024, including a $30 million offering on September 5, 2024, the total Ares NPA Warrants increased to 5,776,657 as of December 31, 2024, which the Company accounted for under a conservative approach. The warrant increase adjustments were determined based on a specific formula under the anti-dilution clause outlined in the agreement. However, the enforceability and applicability of these anti-dilution adjustments may be explicitly tied to the duration of the note. Given that the note was fully repaid in 2023 and is no longer outstanding, the enforceability of the adjustments under the anti-dilution clause could be subject to further legal interpretation and analysis.

Pre-existing SPA Warrants and Pre-existing SPA Notes

On August 14, 2022, FFAI entered into a Securities Purchase Agreement (the “Pre-existing SPA”) with an institutional investor (“Institutional Investor No. 1”), in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including Institutional Investor No. 1 and RAAJJ Trading LLC (“RAAJJ”) (collectively with additional purchasers from time to time party thereto, the “Investors”), to issue and sell: $27.0 million aggregate principal amount of FFAI’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the Pre-existing SPA (as amended by the Pre-existing SPA Amendment (as defined below), FFAI is permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within three months after the closing of the Initial Bridge Notes (the “Pre-existing Incremental Notes” and together with the Bridge Notes, the “Pre-existing SPA Notes”). Each of the exercise prices and conversion prices disclosed herein refer to the original exercise prices and conversion prices of the Pre-existing SPA Warrants (as defined below) and Pre-existing SPA Notes, respectively, without taking into account subsequent reverse stock splits. FFAI is in active discussions with several potential additional Investors of the Pre-existing SPA Notes and other debt and equity investments in FFAI, but there is no assurance that any additional Pre-existing SPA Notes will be issued under the Pre-existing SPA. Additionally, certain investors under the Pre-existing SPA may not fund their commitments until the Company increases the number of authorized shares of its Class A Common Stock and registers the securities underlying the Pre-existing SPA Warrants and Pre-existing SPA Notes in an effective registration statement. The Pre-existing SPA Notes are subject to an original issue discount of 10%, and were originally convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes, subject to customary adjustments, including (1) full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment (as defined below), the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met) (2) exercise price adjustments pursuant to subsequent events, including reverse stock split, and subsequent financings with lower exercise and conversion prices and (3) customary waivers agreed upon between the holders and the Company. The shares of Class A Common Stock issuable upon conversion of the Pre-existing SPA Notes are not transferable for six months without the prior written consent of FFAI (which consent shall not be unreasonably withheld). On August 16, 2022, the Company received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

The Pre-existing SPA Notes are secured by the grant of a first priority perfected lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries. Pursuant to the Sixth Amendment (defined below) the Pre-existing SPA Notes mature on the sixth anniversary of the issuance date of the applicable Pre-existing SPA Note or earlier under certain conditions set forth in the Pre-existing SPA. The Pre-existing SPA Notes accrue interest at 10% per annum, provided that, subject to certain conditions set forth in the Pre-existing SPA, FFAI may elect to pay such interest in shares of Class A Common Stock if FFAI also pays the Investors an additional cash interest payment equal to 5% per annum. Except in the case of a mandatory prepayment pursuant to the Pre-existing SPA, if any of the Pre-existing SPA Notes are prepaid, repaid, reduced, refinanced, or replaced in whole or in part prior to the October 27, 2028 maturity date, then FFAI shall pay to the Investor a premium percentage” in an amount ranging from 0% to 10% of the principal amount of such Pre-existing SPA Notes determined in accordance with a schedule set forth in the Pre-existing SPA. Pursuant to the Pre-existing SPA, each Investor that then owns at least $25.0 million principal amount of Pre-existing SPA Notes (when aggregated with any affiliates of such Investor) shall have customary preemptive rights to participate in any future financing by FFAI as provided in the Pre-existing SPA.

As a closing condition under the Pre-existing SPA for funding of each of the Bridge Notes, FFAI is required to deliver to each of the Investors a warrant (a “Pre-existing SPA Warrant”) registered in the name of such Investor to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Investor upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per Pre-existing SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

In addition, under the Pre-existing SPA, the funding of each of the Bridge Notes is subject to the satisfaction of the following closing conditions: (a) FFAI shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Investor pursuant to the Pre-existing SPA Notes, if any, (b) FFAI shall have paid all liquidated damages and other amounts owing to an Investor in respect of the transaction documents pursuant to the Pre-existing SPA, (c) FFAI shall have satisfied the current public information requirements under Rule 144 under the Securities Act of 1933 on the applicable closing date, or on the applicable closing date there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of Class A Common Stock issuable pursuant to the Pre-existing SPA, (d) FFAI’s shares of Common Stock are trading on a trading market and all of the shares issuable pursuant to the transaction documents under the Pre-existing SPA are listed or quoted for trading on such trading market, and FFAI believes such trading will continue uninterrupted for the foreseeable future, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the transaction documents under the Pre-existing SPA, (f) there is no existing event of default as defined in the Pre-existing SPA and no existing event which, with the passage of time or the giving of notice, would constitute such an event of default, and (g) the applicable Investor is not in possession of any information provided by FFAI, or any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information. Each Investor has the option to purchase additional senior secured convertible notes and Pre-existing SPA Warrants of FFAI on the same terms as the Pre-existing Incremental Notes in an aggregate amount not to exceed the initial principal amount of the Bridge Notes and Pre-existing Incremental Notes issued to such Investor (the “Tranche B Notes”), subject to certain conditions.

Pursuant to the Pre-existing SPA, FFAI has agreed to use reasonable best efforts to hold a special meeting of stockholders to obtain stockholder approval, as is required by the Nasdaq listing rules, with respect to the issuance of any shares of Class A Common Stock in excess of 19.99% of the issued and outstanding shares of the Class A Common Stock upon conversion of the Pre-existing SPA Notes and exercise of the Pre-existing SPA Warrants being issued to the Investors pursuant to the Pre-existing SPA. At a special meeting of FFAI stockholders held on November 3, 2022, FFAI stockholders approved such issuance under the Nasdaq listing rules.

On September 23, 2022, the Pre-existing SPA was amended pursuant to Amendment No. 1 to the Pre-existing SPA and Convertible Senior Secured Promissory Notes (the “Pre-existing SPA Amendment”), pursuant to which, the Investors agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Investors also agreed under the Pre-existing SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFAI’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFAI of an amendment to FFAI’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of Pre-existing SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes were originally convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on the sixth anniversary of the issuance date of the applicable Pre-existing SPA Note 2028 (or earlier under certain conditions set forth in the Pre-existing SPA) and are otherwise subject to the same terms and conditions disclosed by FFAI in the Pre-existing SPA as applicable to the Notes and Bridge Notes described therein.

As a closing condition under the Pre-existing SPA Amendment for funding of each of the Additional Bridge Notes, FFAI is required to deliver to each of the Investors pre-existing SPA Warrants registered in the name of such Investor to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Investor upon conversion of such Additional Bridge Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis (the “Pre-existing SPA Warrants”). FFAI may repurchase the Pre-existing SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFAI’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFAI issued a Pre-existing SPA Warrant to an Investor exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFAI issued a Pre-existing SPA Warrant to tan Investor exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment. Additionally, the Pre-existing SPA Amendment has removed the 6-month lock-up period that otherwise applies to certain Initial Bridge Notes (the “Existing Initial Bridge Notes”) issued to the Investors, reduced the conversion price of such Initial Bridge Notes to $1.05, reduced the lock-up period that otherwise applies to certain Second Bridge Notes (the “Existing Second Bridge Notes,” and together with the Existing Initial Bridge Notes, the “Existing Notes”) issued to the Investors from 6 months to 3 months and similarly reduced the lock-up period that otherwise applies to each Third Bridge Note, Fourth Bridge Note, Fifth Bridge Note, and other Pre-existing Incremental Notes from 6 months to 3 months. The Pre-existing SPA Amendment also provides that the Existing Notes will be secured by the grant of a second lien upon substantially all of the personal and real property of FFAI and its subsidiaries, as well as guaranty by substantially all of FFAI’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the Pre-existing SPA Amendment, FFAI has also issued to the Agent a warrant to purchase 10 shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the Pre-existing SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price provision in the Pre-existing SPA Warrants held as of the date of the Pre-existing SPA Amendment by the ATW Investors was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFAI entered into a Joinder and Amendment Agreement to the Pre-existing SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Investors, pursuant to which the Senyun agreed to purchase incremental notes under the Pre-existing SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the Pre-existing SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the Pre-existing SPA, including, among other things, permitting the Pre-existing SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFAI entered into a Limited Consent and Third Amendment to the Pre-existing SPA (the “Third Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the Pre-existing SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of Pre-existing SPA Notes) or such earlier date that the Pre-existing SPA Notes become due and payable pursuant to the Pre-existing SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the Pre-existing SPA is increased as compared to such number of shares issuable under the Pre-existing SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the Pre-existing SPA and the Pre-existing SPA Notes payable upon conversion of the Pre-existing SPA Notes, as such interest make-whole amount includes all interest that would otherwise accrue on the Pre-existing SPA Notes if such Pre-existing SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFAI according to the following schedule: (a) $10.0 million in principal amount of incremental notes under the Pre-existing SPA on the earlier of 3 business days (x) after September 25, 2022 and (y) following the completion of FFAI’s due diligence review of Senyun, to be completed no later than October 31, 2022 (the “First Senyun Funding Date”); (b) $10.0 million in principal amount of Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFAI’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFAI Class A Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022, and which was funded on November 15, 2022; (c) $10.0 million in principal amount of Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFAI’s registration statement on Form S-1 (File No. 333-258993), which registration statement was declared effective by the SEC on February 8, 2023, and (y) receipt of the Stockholder Approval, and which was funded on different dates in December 2022; (d) $10.0 million in principal amount of Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of Notes on a date that is no later than 10 business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFAI or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFAI or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFAI entered into a Limited Consent and Amendment to the Pre-existing SPA (the “Fourth Amendment”) with Institutional Investor as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of Pre-existing SPA Notes issued or issuable under the Pre-existing SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFAI entered into a Letter Agreement and Amendment to the Pre-existing SPA (the “Senyun Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the Pre-existing SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFAI and Senyun on the terms and conditions of the investment), incremental Pre-existing SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional Pre-existing SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of Pre-existing SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such Pre-existing SPA Notes been $8,568 (pre-reverse stock splits,$0.8925), taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFAI entered into a Limited Consent and Amendment No. 5 to the Pre-existing SPA (the “Fifth Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional Pre-existing SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFAI also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of this registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFAI has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFAI and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the Pre-existing SPA Notes and Pre-existing SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFAI entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with Institutional Investor No. 1 as administrative and collateral agent and Senyun, FF Top, Institutional Investors, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFAI’s senior secured convertible notes (such additional Pre-existing SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the Pre-existing SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFAI received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place, pursuant to which, on February 8, 2023, FFAI received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the Pre-existing SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFAI of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFAI of a warrant registered in the name of such purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFAI to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the Pre-existing SPA, there being no default or event of default; (v) payment by FFAI of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and Institutional Investor No. 1) in the aggregate, which fees and expenses can be paid by, at FFAI’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes originally had a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock), 10% per annum interest rate (or 15% if paid in Class A Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and Pre-existing SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the Pre-existing SPA Notes and Pre-existing SPA Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an initial reserve of 63,051,933 shares of Class A Common Stock for Institutional Investor No. 1 and 18,857,143 shares of Class A Common Stock for Senyun) until the approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all Pre-existing SPA Warrants. FFAI is required to use reasonable best efforts to file a registration statement with respect to the resale of the shares of Class A Common Stock underlying the Pre-existing SPA Notes and Pre-existing SPA Warrants on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days (which registration statement was declared effective by the SEC on March 22, 2023), and FFAI is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023 (which registration statement was declared effective by the SEC on February 8, 2023). FFAI is also required to use reasonable best efforts to obtain approval by FFAI stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFAI’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional Pre-existing SPA Notes and Pre-existing SPA Warrants as set forth in the Pre-existing SPA (such additional Pre-existing SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) Institutional Investor No. 1 and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFAI: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain Pre-existing SPA Notes issued to Institutional Investor No. 1 with an aggregate outstanding principal amount of $21.6 million and certain Pre-existing SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $8,568 (pre-reverse stock splits, $0.8925), base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued Pre-existing SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFAI, one the one hand, and holders of certain warrants issued by the Company on June 9, 2021 and August 10, 2021 (collectively, the “2021 Warrants”) and Pre-existing SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the 2021 Warrants and Pre-existing SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the 2021 Warrants and Institutional Investor No. 1’s Pre-existing SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s Pre-existing SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock or (b) the greater of (x) $0.21 per share of Class A Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Class A Common Stock. The Exchange Notes will constitute Pre-existing SPA Notes, except: (i) the holders thereof do not have the option under the Pre-existing SPA to purchase certain additional Pre-existing SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other Pre-existing SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other Pre-existing SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFAI upon fifteen days’ prior written notice.

On March 23, 2023, FFAI entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with Institutional Investor No. 1, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and an institutional investor (“Institutional Investor No. 2” and, together with Institutional Investor No. 1, the “Institutional Investors”), a Delaware limited liability company, as purchaser, pursuant to which FFAI, Senyun, Institutional Investor No. 1, and Institutional Investor No. 2 agreed to amend the funding timeline of certain Tranche C Notes, and Institutional Investor No. 1 agreed to purchase additional notes under the Pre-existing SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) Institutional Investor No. 2 agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of Institutional Investor No. 2’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFAI’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFAI stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFAI of a current report on Form 8-K disclosing such stockholder approval. Institutional Investor No. 1 further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the interest make-whole amount, as set forth in the Pre-existing SPA, in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFAI also agreed to reimburse each of Senyun and Institutional Investor No. 1 up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

On May 8, 2023, FFAI entered into an Amendment No. 8 to Securities Purchase Agreement with Senyun as purchaser, and, on May 9, 2023, FFAI entered into an Amendment with Institutional Investors as purchasers (together, the “Eighth Amendment”). Pursuant to the Eighth Amendment, the parties agreed to the following amendments to all outstanding and issuable Pre-existing SPA Notes of Senyun, and Institutional Investors: (i) the floor price for conversion of the Pre-existing SPA Notes was amended from $0.21 to $0.10 (or, for Institutional Investors, if lower, the floor price of notes issued under the Unsecured SPA); (ii) each such Pre-existing SPA Note was amended such that interest on the Pre-existing SPA Note, originally required to be paid on the aggregate unconverted and then outstanding principal amount of each Pre-existing SPA Note quarterly on January 1, April 1, July 1 or October 1, was amended to be payable upon conversion of principal of the Pre-existing SPA Note; (iii) the conversion price for the Pre-existing SPA Notes was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Notes; and (iv) the exercise price for the Pre-existing SPA Warrants was amended from $1.05 to $0.8925, subject to adjustment as set forth in such Pre-existing SPA Warrants.

Palantir Settlement

In July 2021, the Company and Palantir entered into an MSA that sets froth the terms of the Palantir’s platform hosting arrangement, which was expected to be used as a central operating system for data and analytics. On April 26, 2023, the Company received a letter from Palantir providing a notice of dispute regarding the Company’s alleged material breach of the MSA. The letter asserted that the Company had not paid invoices totaling $12.3 million of past due fees. On July 7, 2023, Palantir filed a Demand for Arbitration against the Company with Judicial Arbitration and Mediations Services, Inc., regarding a dispute between Palantir and the Company over the MSA. Palantir alleged that the Company had refused to make payments under the MSA. Palantir asserted claims for: (i) breach of contract; (ii) breach of the covenant of good faith and fair dealing; and (iii) unjust enrichment. Palantir alleged that the amount in controversy was $41.5 million. On August 4, 2023, the Company submitted its response to Palantir’s arbitration demand. The Company’s response included both affirmative defenses and a general denial of all allegations in Palantir’s arbitration demand. On March 11, 2024, the Company and Palantir executed a Settlement and Release Agreement in order to terminate the MSA and resolve the disputes. The Company agreed to pay Palantir $5.0 million, with a liquidated damages clause of $0.3 million for late payments. This settlement includes mutual waivers and releases of claims to avoid future disputes. On August 9, 2024, the Company and Palantir entered into an amendment to the Settlement and Release Agreement pursuant to which, in lieu of paying the remaining $4.8 million in cash, the Company agreed to issue Palantir $2.4 million of Class A Common Stock by August 9, 2024, and $2.4 million in Class A Common Stock by October 1, 2024. The August 9, 2024 and October 1, 2024 issuances totaled, in the aggregate, approximately 1.08 million shares of Common Stock.

Wavier Agreement

On August 2, 2024, the Company entered into that certain Waiver Agreement (the “Waiver Agreement”) with certain investors (each, a “Holder” and, collectively, the “Holders”), who (a) beneficially own and hold one or more of the following securities of the Company: (i) certain secured convertible notes of the Company (including any secured convertible notes issued in exchange therefor, collectively, the “Pre-Existing SPA Notes”) that were issued pursuant to that certain Pre-existing SPA, and (ii) certain unsecured convertible notes of the Company (including any unsecured convertible notes issued in exchange therefore, collectively, the “Original Unsecured Notes”, and together with the Pre-Existing SPA Notes, the “Original Notes”) that were issued pursuant to that certain Pre-Existing SPA, dated as of May 8, 2023 (as amended, supplemented or otherwise modified from time to time, the “Original Unsecured SPA”) and (b) have the right to acquire one or more of: (i) certain additional secured convertible notes issuable in accordance with the terms to the Pre-existing SPA (the “Additional Secured Notes”) and (ii) certain additional unsecured convertible notes (the “Additional Unsecured Notes”, and together with the Additional Secured Notes, the “Additional Notes”, and together with the Original Notes, the “Original SPA Notes”), issuable pursuant to the Original Unsecured SPA.

Prior to the Waiver Agreement, the Company had certain obligations under the Original SPA Notes to pay accrued and unpaid interest and a make-whole amount of additional interest (the “Make-Whole Amount”) in cash in connection with conversions of such Original SPA Notes. In an effort to reduce the Company’s ongoing cash obligations pursuant to such Original SPA Notes and to encourage the continued conversion of the Original SPA Notes into shares of Class A Common Stock, the Company has agreed to make certain voluntary adjustments to the Original SPA Notes as described below. Pursuant to the Waiver Agreement, the Company irrevocably agreed that with respect to each conversion of any Original SPA Note on or after the effective date of the Waiver Agreement, if the Holder delivers a conversion notice (the “Notice of Conversion”) to the Company at a time that 90% of the VWAP (as defined in the Original SPA Notes) of the Company’s Class A Common Stock as of the trading day ended immediately prior to the time at which such Notice of Conversion is delivered to the Company (each, an “Adjustment Price”) is less than the conversion price then in effect pursuant to the applicable Original SPA Note, the Company shall voluntary reduce the conversion price solely with respect to such portion of such Original SPA Note to be converted in accordance with such Notice of Conversion (and not with respect to any other portion of such Original SPA Note) to such adjustment price (the “Voluntary Adjustment”). The Company also agreed, in exchange for the Holder’s waiver of any accrued and unpaid interest (if any, as of such conversion date) (an “Interim Interest Waiver”) with respect to such aggregate principal of such Original SPA Note to be converted pursuant to such applicable notice of conversion (the “Full Voluntary Adjustment”), to (i) further reduce such adjustment price in respect of a Voluntary Adjustment (as adjusted, each a “Full Adjustment Price”); and (ii) issue a number of shares of the Company’s Class A Common Stock to the Holder such that the aggregate number of shares of Class A Common Stock to be issued to the Holder in such conversion at such Full Adjustment Price equals the quotient of (x) the sum of (i) such aggregate principal of such Original SPA Notes to be converted pursuant to such applicable notice of conversion and (ii) any accrued and unpaid interest thereon, divided by (y) such adjustment price prior to any Interim Interest Waiver. Such Full Voluntary Adjustment shall be applicable until the fifth (5th) business day after the Company delivers written notice to the Holder electing to revoke such election.

Pursuant to the Waiver Agreement, the Holders irrevocably agreed that instead of receiving the Make-Whole Amount, each holder of any such applicable Original SPA Note shall receive upon conversion of such Original SPA Note an amount in cash equal to all accrued and unpaid interest on such Original SPA Note to such date of conversion (or such cash amount shall be deemed satisfied in full without any payment of cash by the Company if the Company effects a Full Voluntary Adjustment with respect to the applicable notice of conversion) with respect to the applicable notice of conversion.

The Company also intends to incorporate the changes in the Waiver Agreement into certain of its other existing notes and notes issuable in the future pursuant to existing purchase agreements, as applicable, through one or more waivers, amendments and/or exchange agreements, as applicable.

Unsecured SPA, Unsecured SPA Warrants and Unsecured SPA Notes

On May 8, 2023, the Company entered into a securities purchase agreement dated May 8, 2023 (the “Unsecured SPA”) with Metaverse Horizon Limited and V W Investment Holding Limited (collectively with additional purchasers from time to time party thereto, the “Unsecured SPA Purchasers”) to issue and sell, subject to the satisfaction of certain closing conditions and limitations on enforcement, $100.0 million aggregate principal amount of the Company’s senior unsecured convertible promissory notes (the “Unsecured SPA Notes”), with (i) $15.0 million in the aggregate to be funded at the first closings within five business days after satisfaction of certain conditions (the “First Closings”); (ii) $15.0 million in the aggregate to be funded within fifteen business days after each respective First Closing (the “Second Closings”); (iii) $15.0 million in the aggregate to be funded within fifteen business days after each respective Second Closing (the “Third Closings”); (iv) $5.0 million to be funded within fifteen business days after one of the Third Closings; (v) $10.0 million to be funded within fifteen days after satisfaction of certain conditions (the “Fourth Closing”); (vi) $10.0 million to be funded within fifteen days after the Fourth Closing (the “Fifth Closing”); (vii) $10.0 million to be funded within fifteen days after the Fifth Closing (the “Sixth Closing”); (viii) $10.0 million to be funded within fifteen days after the Sixth Closing (the “Seventh Closing”); and (ix) $10.0 million to be funded within fifteen days after the Seventh Closing. Between May 10, 2023 and May 23, 2023, the Company received gross proceeds pursuant to the Unsecured SPA totaling $7.5 million ($6.8 million net of original issuance cost).

Each Unsecured SPA Purchaser will also have the right to invest an additional 50% in the Company on terms and conditions substantially identical to the funded Unsecured SPA Note upon at least 10 business days’ prior notice. In connection with the Unsecured SPA, the Company entered into equity commitment letters with each of FF Top and Mr. Lijun Jin to support the obligations of the Unsecured SPA Purchasers under the Unsecured SPA subject to the limitations set forth therein. In the event of a breach by FF Global Partners Investment LLC (“FF Global”) and/or Mr. Jin of their obligations under their equity commitment letters with the Company, the Company may not be able to recover the damages caused by such breach(es) due to the nature of FF Top’s and Mr. Jin’s assets, including the fact that many of Mr. Jin’s assets are not located in the United States and FF Top’s only assets are shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), a note payable from the Company, and a capital commitment from an investor with terms not disclosed to the Company or third party beneficiary rights in favor of the Company.

The Unsecured SPA Notes are subject to an original issue discount of 10%, and are convertible into shares of Class A Common Stock, at a conversion price equal to $8,568 (pre-reverse stock splits, $0.8925), plus an interest make-whole amount as set forth in the Unsecured SPA Notes, subject to certain adjustments including full ratchet anti-dilution price protection. The shares of Class A Common Stock issuable upon conversion of the Unsecured SPA Notes are not transferable for 30 days after the applicable last closing under such Unsecured SPA Note without the prior written consent of the Company (which consent shall not be unreasonably withheld). Any Unsecured SPA Purchaser may postpone or cancel any closing pursuant to the Unsecured SPA in its reasonable discretion if it reasonably determines, based on public information, that the first phase of FF’s three-phase delivery plan as disclosed in public filings has not begun or will not begin prior to May 31, 2023 and/or the second phase of such delivery plan has not begun or will not begin prior to June 30, 2023, in each case within 15 calendar days of such deadline (the “Unsecured SPA Condition”). On June 26, 2023, the Unsecured SPA was amended pursuant to Amendment No. 1 to the Unsecured SPA (the “Unsecured SPA Amendment”), pursuant to which the Unsecured SPA Condition was amended such that any Unsecured SPA Purchaser may, in its reasonable discretion, postpone or cancel any closing pursuant to the Unsecured SPA if the Company has not issued a press release or other public announcement confirming that the second phase of the Company’s three-phase delivery plan as disclosed in the Company’s public filings has begun or on prior to August 31, 2023, within 15 calendar days of such date.

Each Unsecured SPA Note matures on the date that is six years after the date of the applicable last closing under such Unsecured SPA Note. The Unsecured SPA Notes accrue interest at 10% per annum, payable on each conversion date and the maturity date in cash, Class A Common Stock, or a combination thereof, provided that, subject to certain conditions set forth in the Unsecured SPA Notes, the Company may elect to pay such interest in Class A Common Stock at a rate equal to 15% per annum with respect to the portion of such payment made in Class A Common Stock. The Company may, from time to time, prepay the principal amount owing under the Unsecured SPA Notes, subject a prepayment premium pursuant to the Unsecured SPA, so long as (i) the Company provides at least 15 business days’ prior written notice to the applicable Unsecured SPA Purchasers of such prepayment and delivers to the Unsecured SPA Purchasers an appropriately completed payment notification, (ii) the Company accompanies such prepayment with the payment of any interest make-whole amount as set forth in the Unsecured SPA Notes, (iii) certain conditions set forth in the Unsecured SPA Notes are met during each business day of the 15-business day notice period, and (iv) the Company waives the restriction on transfer of the relevant Unsecured SPA Notes.

Under the Unsecured SPA Notes, at each closing, the Unsecured SPA Purchaser is entitled to receive a warrant (an “Unsecured SPA Warrant”) registered in the name of such Unsecured SPA Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Unsecured SPA Purchaser upon conversion of the aggregate principal amount under the Unsecured SPA Note funded at such closing, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, subject to full ratchet anti-dilution protection and other adjustments, and are exercisable for seven (7) years on a cash or cashless basis.

In addition, under the Unsecured SPA Notes, the funding of each closing under the Unsecured SPA Notes is subject to the satisfaction of the following closing conditions: (a) (i) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the warrants issued pursuant to the Unsecured SPA (the “Unsecured SPA Warrants”) and the shares of Class A Common Stock issued and issuable pursuant to the terms of the Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “Underlying Shares”) for such closing and each previous closing in the aggregate and (ii) with respect to any closing the Underlying Shares of which, together with the Underlying Shares of all previous closings, exceed the unissued shares of Class A Common Stock reserved for issuance as Underlying Shares (the “Reserved Shares”), receipt by the Company of Unsecured SPA Stockholder Approval (as defined below) (and the filing of an amendment to the Company’s certificate of incorporation to reflect the Unsecured SPA Stockholder Approval to the extent needed); (b) solely with respect to the first closing under such Unsecured SPA Note, the Company’s receipt of bank statements showing source(s) of funding with respect to the relevant Unsecured SPA Purchaser’s funding obligations under such Unsecured SPA Note that are reasonably satisfactory to the Company; and (c) a minimum VWAP of the Class A Common Stock equal to no less than $0.10 during the five (5) trading days prior to such closing.

Each Unsecured SPA Purchaser has the option to purchase additional convertible senior unsecured notes and warrants on the same terms as the Unsecured SPA Notes in an aggregate amount not to exceed 50% (or with the prior written consent of the Company, 100%) of the initial principal amount of the Unsecured SPA Notes issued to such Unsecured SPA Purchaser, subject to certain conditions. Additionally, from the date of the Unsecured SPA until the date that is the five-year anniversary of the date of the Unsecured SPA, upon any issuance by the Company or any of its subsidiaries of Class A Common Stock or Class A Common Stock equivalents for cash consideration, indebtedness or a combination of units thereof (subject to certain exceptions set forth in the Unsecured SPA) or an issuance of Class A Common Stock or Class A Common Stock equivalents under Section 4.25 of the Secured SPA (each, a “Subsequent Financing”), each Unsecured SPA Purchaser that then owns at least $20.0 million principal amount of Unsecured SPA Notes (when aggregated with any affiliates of such Unsecured SPA Purchaser) shall each have the right to participate in up to an amount of the Subsequent Financing such that such Unsecured SPA Purchaser’s ownership of the Company remains the same immediately following such Subsequent Financing as its ownership immediately prior to such Subsequent Financing, pursuant to the procedures outlined in the Unsecured SPA.

Pursuant to the Unsecured SPA, the Company is required to use its reasonable best efforts to hold a special meeting of stockholders to (a) obtain stockholder approval to authorize the entirety of the excess of the Underlying Shares over the Reserved Shares for issuance and for purposes of Nasdaq Listing Rule 5635 to the extent needed as promptly as practical under the circumstances after the date of the Unsecured SPA and prior to the date that is 60 days following the date of the Unsecured SPA, and (b) to obtain stockholder approval, as is required by Nasdaq rules, of transactions involving Unsecured SPA Notes and Unsecured SPA Warrants of the Company issued or to be issued pursuant to the Unsecured SPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Company’s Common Stock in respect of such notes and warrants ((a) and (b), together, “Unsecured SPA Stockholder Approval”). Pursuant to the Unsecured SPA, FF Global irrevocably agreed to take reasonable efforts to vote in favor of the Unsecured SPA Stockholder Approval.

The Company is required to use its reasonable best efforts (i) to file, on or prior to May 31, 2023, a registration statement providing for the resale by the Unsecured SPA Purchasers of the Reserved Shares (the “First Registration Statement”); and (ii) to file, on or prior to the date that is 30 days following the Company’s receipt of Unsecured SPA Stockholder Approval (and the filing of an amendment to the certificate of incorporation of the Company to reflect such increased in authorized shares of Common Stock), a registration statement providing for the resale by the Unsecured SPA Purchasers of all the remaining shares issuable pursuant to the financing documents (the “Second Registration Statement” and, together with the First Registration Statement, the “Registration Statements”). The Company is also required to use reasonable best efforts (i) to cause the First Registration Statement to become effective within 90 days following the date of the Unsecured SPA; (ii) to cause the Second Registration Statement to become effective within 90 days following the Company’s filing thereof; and (iii) to keep each Registration Statement effective at all times until no Unsecured SPA Purchaser owns any Unsecured SPA Notes, Unsecured SPA Warrants, or shares of Class A Common Stock issuable upon exercise or conversion thereof.

On June 26, 2023, the Company entered into that certain Joinder and Amendment Agreement with a certain institutional investor (“Unsecured SPA Joinder No.1”), pursuant to which such institutional investor or a permitted assign (the “Joinder Investor No. 1”) agreed to exercise its option to purchase $20,000,000 of incremental notes (the “Tranche B Notes”) in accordance with the terms of the Pre-existing SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.1and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the following closing conditions (the “Joinder Tranche B Closing Conditions”): (i) delivery of a warrant registered in the name of the Joinder Investor No. 1 to the Joinder Investor No. 1 on the closing date to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to the Joinder Investor No. 1 upon conversion of the Tranche B Note, with an exercise price equal to $8,568 (pre-reverse stock splits, $0.8925) per share, (ii) delivery to the Joinder Investor No. 1 of the applicable Tranche B Note, (iii) subject to certain note waivers, no default or event of default exists, and (iv) subject to certain note waivers, the representations and warranties in the Pre-existing SPA documents are true and correct in all material respects (without duplication of any materiality qualifier) both before and after giving effect to such Tranche B Note. If the Joinder Investor No. 1 exercises its option to invest another $10,000,000 of Tranche B Notes in accordance with the terms of the Pre-existing SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby the Joinder Investor No. 1 will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided for in the Unsecured SPA in effect as of the date of the Unsecured SPA Joinder No.1, including, without limitation, the funding date timeline.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No.1 agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes in an aggregate principal amount of up to $40,000,000 (collectively, the “New Unsecured SPA Notes”) in installments, as follows: (i) $5.0 million in principal amount under the New Unsecured SPA Notes within five business days after the satisfaction of the closing conditions described below (the “New Unsecured SPA Closing Conditions”) or such earlier business day as designated by Joinder Investor No.1 by notice to the Company (the “Joinder First Closing”); (ii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder First Closing (the “Joinder Second Closing”); (iii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Second Closing (the “Joinder Third Closing”); (iv) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the satisfaction of the Closing Conditions (the “Joinder Fourth Closing”); (v) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fourth Closing (the “Joinder Fifth Closing”); (vi) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Fifth Closing (the “Joinder Sixth Closing”); (vii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Sixth Closing (the “Joinder Seventh Closing”); and (viii) $5.0 million in principal amount under the New Unsecured SPA Notes within 15 business days after the Joinder Seventh Closing (the “Joinder Eighth Closing” and each of the Joinder First Closing, the Joinder Second Closing, the Joinder Third Closing, the Joinder Fourth closing, the Joinder Fifth Closing, the Joinder Sixth Closing, the Joinder Seventh Closing and the Joinder Eighth Closing, a “Joinder Closing”).

The New Unsecured SPA Notes shall have a conversion price of $8,568 (pre-reverse stock splits,$0.8925) per share, subject to adjustment, as set forth in the Unsecured SPA, and the floor price of the New Unsecured SPA Notes and, as amended pursuant to the Unsecured SPA Joinder No.1, for each of the notes issued to Joinder Investor No.1 (or its affiliates) under the Pre-existing SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalization or other similar transactions occurring thereafter) (or such lower amount as may be permitted under Nasdaq rules from time to time). The terms and conditions of the New Unsecured SPA Notes cannot be amended, modified, supplemented or amended and restated without the consent of Joinder Investor No.1.

The funding of each Joinder Closing is also subject to the following closing conditions (the “New Unsecured SPA Closing Conditions”): (a) an effective registration statement with respect to the shares of Class A Common Stock issuable upon exercise of the Unsecured SPA Warrants and the shares of Class A Common Stock issued and issuable pursuant to the terms of the New Unsecured SPA Notes (including, without limitation, shares of Class A Common Stock issued and issuable in lieu of the cash payment of interest on the New Unsecured SPA Notes in accordance with the terms thereof) (collectively, the “New Underlying Shares”) for such closing and (b) the Company shall have reserved the Required Reserve Amount (as defined below) in full as of the date of such Joinder Closing.

Pursuant to the Unsecured SPA Joinder No.1, Joinder Investor No.1 may not convert any New Unsecured SPA Notes to the extent that such conversion would result that Joinder Investor No.1, together with its affiliates and other persons acting as a group together with Joinder Investor No.1, would beneficially own in excess of 4.99% of the number of the shares of Class A Common Stock outstanding prior to giving effect to such conversion. Upon notice to the Company, the New Unsecured SPA Purchaser may increase or decrease such limitation threshold, provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding after giving effect to such conversion. In addition, pursuant to the Unsecured SPA Joinder No.1, the Unsecured SPA Warrants issued to Joinder Investor No.1 in connection with the New Unsecured SPA Notes shall be subject to a beneficial ownership limitation that is 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon the exercise of such Unsecured SPA Warrant, which limitation threshold may also increase or decrease provided it shall not exceed 4.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock upon exercise of such Unsecured SPA Warrant, subject to the provision of the Unsecured SPA Warrant.

In addition, pursuant to the Unsecured SPA Joinder No.1, the Unsecured SPA was further amended to provide that each Unsecured SPA Purchaser and Joinder Investor No.1 has the option, upon written notice to the Company, to purchase additional convertible senior unsecured notes and warrants on the same terms as the New Unsecured SPA Notes (the “Additional Unsecured SPA Notes”), in an amount not to exceed 50% or 100% (the latter with the prior written consent of the Company) of the initial principal amount of the Unsecured SPA Notes issued to such purchaser pursuant to Section 2.1(a) of the Unsecured SPA and purchased for cash.

Pursuant to the Unsecured SPA Joinder No.1, the Company’s lack of sufficient authorized or registered shares to serve as underlying shares of the outstanding Pre-existing SPA Notes and related Pre-existing SPA Warrants and Unsecured SPA Notes and related Unsecured SPA Warrants is not deemed a breach of the Pre-existing SPA, Unsecured SPA and related notes and warrants, as a result thereof. However, at any time any SPA Notes remain outstanding (and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then outstanding or then issuable in connection with a transaction in which such determination is being made) (collectively, the “Applicable Notes”), the Company shall use reasonable best efforts to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Class A Common Stock issuable upon conversion of all the Applicable Notes then outstanding and any New Unsecured SPA Notes, Additional Unsecured SPA Notes and/or New Exchange Notes then issuable in connection with a transaction in which such determination is being made (assuming for purposes hereof that any conversion of any Applicable Note shall not take into account any limitations on the conversion of such Applicable Note), (collectively, the “Required Reserve Amount”). The Required Reserved Amount shall not be reduced other than proportionally in connection with any conversion, exchange and/or redemption, as applicable. If the Company lacks shares sufficient to meet the Required Reserved Amount, it shall use reasonable best efforts to promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to obtain stockholder approval to increase the Company’s authorized number of shares of Class A Common Stock, and voting the management shares of the Company in favor of such an increase.

Pursuant to the Unsecured SPA Joinder No.1, and in accordance with the provisions of the Pre-existing SPA and Section 3(a)(9) of the Securities Act, Joinder Investor No. 1 agreed, on behalf of its affiliates, that after the date of the Unsecured SPA Joinder No.1, Joinder Investor No. 1 may deliver written notice (each, an “Exchange Notice,” and the date of such applicable Exchange Notice, each, an “Exchange Date”) to exchange (each, an “Exchange”) any Tranche B Notes, in whole or in part (each, an “Exchanging Note,” and such outstanding amounts thereunder, each, an “Exchanging Amount”), for either (x) Tranche D Notes (as defined in the Pre-existing SPA), and/or (y) for any Additional Unsecured SPA Note under the Unsecured SPA, as applicable, (as set forth in such applicable Exchange Notice, each a “New Exchange Note,” and as converted, each a “New Exchange Conversion Share”). Each Exchange shall automatically be deemed to be consummated on the corresponding Exchange Date and, upon the delivery of such Exchange Notice, Joinder Investor No. 1 shall automatically be deemed to have exchanged the applicable Exchanging Amount of the applicable Exchanging Note for a New Exchange Note with an aggregate amount outstanding equal to the Exchanging Amount. The Company shall deliver a convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) by no later than the fourth trading day after the Exchange Date (or such other date agreed upon by Joinder Investor No. 1 and the Company). On such Exchange Date, Joinder Investor No. 1 shall automatically be deemed to be the holder of such New Exchange Note, with full power to convert, redeem or otherwise enforce the terms and conditions of the New Exchange Note on or after such Exchange Date, whether or not the Company shall have delivered the convertible note certificate evidencing such New Exchange Note to Joinder Investor No. 1 (or its designee) on or prior to such date of determination. The consummation of an Exchange shall reduce Joinder Investor No. 1’s optionality for Tranche D Notes and/or Additional Unsecured SPA Notes, as applicable, under the Pre-existing SPA or Unsecured SPA, respectively, as applicable, for such corresponding Exchanging Amount and restore such optionality for the Tranche B Notes in accordance with the terms of the Pre-existing SPA in effect as of the date of the Unsecured SPA Joinder No. 1.

Assuming Joinder Investor No.1 is not then considered an “affiliate” of the Company under applicable rules, the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) shall commence at the original issuance of such corresponding Exchanging Note and shall not be re-set in connection with such applicable Exchange. For the avoidance of doubt, and for purposes of Rule 144 under the Securities Act, the Company acknowledged and agreed that the holding period of the New Exchange Notes (and upon conversion of the New Exchange Notes, the New Exchange Conversion Shares) may be tacked onto the holding period of the Exchanging Notes, and the Company agreed not to take a contrary position.

In the Unsecured SPA Joinder No.1, the Company represented and warranted to Joinder Investor No.1 that (i) no brokerage or finder’s fees or commission were or will be payable by the Company or any of its subsidiaries in connection with the Exchange, the applicable Exchange Amount of the Exchanging Note being the sole consideration conveyed to the Company for the New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) and no other consideration has or will be paid for such New Exchange Note; (ii) the Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the applicable New Exchange Note (and upon conversion of such New Exchange Notes, the New Exchange Conversion Shares) pursuant to such Exchange to be integrated with prior offerings by the Company for purposes of the Securities Act, which would prevent the Company from delivering such applicable New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) pursuant to Section 3(a)(9) of the Securities Act, and the Company will not cause the applicable Exchange, issuance and delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to be integrated with other offerings to the effect that the delivery of such New Exchange Note (and upon conversion of such New Exchange Note, the New Exchange Conversion Shares) to Joinder Investor No.1 would be seen not to be exempt pursuant to Section 3(a)(9) of the Securities Act; and (iii) other than legal counsel, the Company has not (and will not have) engaged any third parties to assist in the solicitation with respect to the Exchange.

Pursuant to the Unsecured SPA Joinder No.1, the Company agreed to pay Joinder Investor No.1 a one-time $300,000 working fee and legal fees not to exceed $350,000, which shall be paid by netting the purchase price for any New Unsecured SPA Notes with the amount of such fees.

On June 26, 2023, the Company entered into the Unsecured SPA Joinder No.2 with Senyun, pursuant to which Senyun or a permitted assign agreed to exercise its option to purchase $15,000,000 of SPA Notes in accordance with the terms of the SPA, with funding of 75% of such amount within five business days of the date of the Unsecured SPA Joinder No.2 and the remaining 25% of such amount within three business days thereafter, subject to the satisfaction of the same Joinder Tranche B Closing Conditions as described above. If Senyun exercises its option to invest another $10,000,000 of SPA Notes in accordance with the terms of the SPA on or prior to the later of (x) August 1, 2023 and (y) four business days after the meeting of the Company’s stockholders for the Unsecured SPA Stockholder Approval, then the Company agrees to subsequently amend the Unsecured SPA whereby Senyun will invest another $20,000,000 in New Unsecured SPA Notes subject to terms substantially identical to those provided in the Unsecured SPA (in effect as of the date of the Unsecured SPA Joinder No.2, including, without limitation, the funding date timeline).

Pursuant to the Unsecured SPA Joinder No.2, Senyun agreed to purchase, under the Unsecured SPA, Unsecured SPA Notes (the “New Senyun Notes”) in an aggregate principal amount of up to $30,000,000 in installments of $3.75 million at each of the eight closing dates. The floor price of the New Senyun Notes pursuant to the Unsecured SPA Joinder No.2, and as amended pursuant to the Unsecured SPA Joinder No.2, for each note issued to Senyun (or its affiliates) under the SPA, shall be $0.05 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter).

The other material terms of the Unsecured SPA Joinder No.2 are the same as those set forth in the Unsecured SPA Joinder No.1described above, except (i) the applicable ownership limitations for notes and warrants pursuant to the Unsecured SPA Joinder No.2 are each 9.99% (instead of 4.99%, in each case, set forth in the Unsecured SPA Joinder No.1), (ii) Senyun retained any right to preserve any potential dispute with regards to a conversion request that was sent to the Company in May 2023, and (iii) the one-time working fee and legal fees that the Company agreed to pay to Senyun were $225,000 and up to $262,500, respectively.

On June 26, 2023, the Unsecured SPA Purchasers executed a letter consent to the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, and agreed specifically to Section 17 of each of the Unsecured SPA Joinder No.1and Unsecured SPA Joinder No.2, which states that (i) each shall not otherwise trigger any adjustment to the conversion or exercise price of the notes and warrants under the Pre-existing SPA and Unsecured SPA, and (ii) that each of Senyun and the Institutional Investors waived any such rights to any adjustment to the conversion or exercise price in each of the SPA and/or the Unsecured SPA, as applicable, and the related notes and warrants.

On June 9, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the June Additional May 2023 Unsecured Note. The closing was completed on June 9, 2025. The June Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

On August 22, 2025, pursuant to (a) the Waiver Agreement and (b) the Unsecured SPA, an affiliate of Joinder Investor No. 1 agreed to excise part of its optional commitment to purchase, and the Company agreed to issue to such investor, the August Additional May 2023 Unsecured Note. The closing was completed on August 22, 2025. The August Additional May 2023 Unsecured Note has a conversion price equal to the Adjustment Price pursuant to the Voluntary Adjustment.

New SPA, SPA Warrants, and SPA Notes

On September 5, 2024, the Company entered into the September SPA with certain institutional investors as purchasers (the “September Investors”). Pursuant to the September SPA, the Company agreed to sell, and the September Investors agreed to purchase, for an approximate aggregate purchase price of $30 million, of which approximately $22.5 million was paid in cash and approximately $7.5 million was converted from a previous loan to the Company, certain secured notes (the “September Junior Secured Notes”), warrants (the “September Common Warrants”) and incremental warrants (the “Incremental Warrants,” together with the Secured Notes, the Warrants, and September SPA, the “Financing Documents”), in two closings.

September Junior Secured Notes & September Common Warrants

Maturity Date; Interest.

Pursuant to the Secured Notes, interest shall commence accruing on the date thereof at the interest rate of 10% per annum and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the maturity date.

Interest shall be payable on each interest date, to the noteholders on the applicable interest date, in shares of Class A Common Stock so long as there has been no equity conditions failure (as defined therein); provided however, that the Company may, at its option following notice to the noteholders, pay interest on any interest date in cash or in a combination of cash and shares. Prior to the payment of interest on an interest date, interest on the Secured Notes shall accrue at the interest rate and be payable by way of inclusion of the interest in the conversion amount on each applicable conversion date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Secured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The maturity date may be extended by the noteholders under circumstances specified therein. On the maturity date, the Company shall pay to the noteholder an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid late charges. Other than as specifically permitted by the Secured Note, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid late charges on principal and interest, if any.

Conversion

Conversion at Option of Holder

Each holder of Secured Notes may convert all, or any part, of the outstanding principal of the Secured Notes, at any time at such holder’s option, into shares of Class A Common Stock, at a conversion price per share of $5.24 (the “Conversion Price”), subject to adjustment under certain circumstances described in the Secured Notes.

Alternate Conversion

Each holder may alternatively elect to convert the Secured Notes, at any time at such holder’s option, into shares of our Class A Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the floor price of $1.048; and

o	the volume weighted average price of our Class A Common Stock during the five Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A holder shall not have the right to convert any portion of a Secured Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Exchange Cap Limitation. Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of our Class A Common Stock (19.99% of the outstanding shares of our Class A Common Stock on September 5, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the Secured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Secured Notes at a 10% redemption premium to the greater of (i) the shares of our Class A Common Stock then outstanding under the Secured Notes and (ii) the equity value of our Class A Common Stock underlying the Notes. The equity value of our Class A Common Stock underlying the Notes is calculated using the greatest closing sale price of our Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, we shall immediately redeem in cash all amounts due under the Secured Notes at 25% premium unless the holder waives such right to receive such payment.

Casualty Event Redemption. Upon receipt of certain casualty proceeds, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such casualty event.

Asset Sale Redemption. Upon the occurrence of certain asset sales, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the proceeds of such asset sale.

Extraordinary Receipt Redemption. Upon the receipt of an Extraordinary Receipt, each holder of Secured Notes may require us to redeem in cash with the net proceeds therefrom, the lesser of (x) a 10% redemption premium (or 25% if an event of default has then occurred and is continuing) to the shares of our Class A Common Stock then outstanding under the Secured Notes and (y) all of the net cash proceeds of such Extraordinary Receipt.

September Letter Agreement

On January 28, 2025, the Company entered into the September Letter Agreement with the investors party thereto to provide the investors a right to receive true-up shares (as defined below). Pursuant to the September Letter Agreement, the Company agreed to issue to investors who convert any Secured Notes (the “Pre-Approval Conversion Amount”) at the initial conversion price of $5.24 (the “Initial Conversion Price”) prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, a number of Class A Common Stock (the “True-Up Shares”) equal to (a) the quotient of (1) the Pre-Approval Conversion Amount calculated as if the principal amount included therein continued to accrue interest in accordance with such Secured Note up to the applicable True-Up Date (as defined below) divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares (the “True-Up Date”); minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable conversion price as in effect on the applicable True-Up Date, and (ii) the greater of (x) the Floor Price and (y) the lowest of the five (5) VWAPs of the Class A Common Stock during the five (5) consecutive Trading Day period ending and including the Trading Day immediately preceding the True-Up Date.

Ranking; Security Interest.

The Secured Notes will be junior secured obligations of the Company and will be secured by a security interest in substantially all of the assets of the Company, pursuant to a security agreement. In addition, certain subsidiaries of the Company (each, a “Subsidiary Grantor”) in the Purchase Agreement secured the Company’s obligations under the Financing Documents by granting a perfected lien upon substantially all of the personal property of each Subsidiary Grantor, for the benefit of the Investors. The Company is utilizing the proceeds of this offering for general corporate purposes and working capital.

Registration Rights.

On November 1, 2024, the Company has filed a registration statement providing for the resale by the Investors of a majority of the shares issuable pursuant to the Financing Documents with the Securities and Exchange Commission, or SEC. Such registration statement was declared effective on November 29, 2024. The Company agreed to keep such registration statement effective at all times until no Investors owns any Warrants or shares of Class A Common Stock issuable upon exercise thereof.

Warrants

The Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 5,728,870 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the Warrants. Pursuant to the September Letter Agreement, the Purchasers agreed to not to exercise any such September Warrants before the Company’s receipt of the stockholders’ approval.

The Incremental Warrants are exercisable immediately on the date thereof with a term of one (1) year to purchase the Secured Notes at an exercise price of equal to the principal amount of the Secured Notes issued to such Purchaser, subject to adjustment under certain circumstances described in the Incremental Warrants.

The Company has agreed to issue the March PA Warrants to Univest Securities LLC, which acted as the sole placement agent for this transaction. The PA Warrants are exercisable immediately on the date thereof with a term of five (5) years to purchase an aggregate of 202,768 shares of Class A Common Stock at an exercise price of $6.29, subject to adjustment under certain circumstances described in the PA Warrants.

Limitations on Exercise. A holder of the Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 9.99%.

PA Warrants shall not have the right to exercise any portion of these warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

The issuance of the Secured Notes and Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The Purchase Agreement and certain other transaction documents have been attached as exhibits to this Registration Statement to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

December SPA, December SPA Warrants, and December SPA Notes

On December 21, 2024, the Company entered into a securities purchase agreement (the “December SPA”) with certain institutional investors as purchasers (collectively, the “December Investors”). Pursuant to the December SPA, the Company has agreed to sell, and the December Investors have agreed to purchase, for approximately $30 million, of which approximately $22.5 million will be paid in cash and approximately $7.5 million will be converted from previous loans to the Company, certain unsecured promissory notes (the “December Unsecured Notes”), December Warrants (as defined below), December Incremental Warrants and together with the notes issuable upon exercise of the December Incremental Warrants, the (“December Incremental Notes”) in one or more closings. The initial closing occurred on December 31, 2024. The second closing occurred on January 17, 2025 and the final closing occurred on January 22, 2025. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the December Unsecured Notes.

December Unsecured Notes

Maturity Date; Interest.

Pursuant to the December Unsecured Notes, interest shall commence accruing on the date thereof at the interest rate and shall be payable on a Conversion Date with respect to the Conversion Amount being converted on such Conversion Date, with any remaining accrued and unpaid Interest payable on the Maturity Date.

Interest shall be payable to noteholders on each Interest Date in shares of Class A Common Stock; provided, however, that the Company may, at its option following notice to the noteholders, pay Interest on any Interest Date in cash or in a combination of cash and Common Stock. Prior to the payment of Interest on an Interest Date, interest on the December Unsecured Notes shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the December Unsecured Notes shall automatically be increased to 18% per annum (“Interest Adjustments”). In the event such default has been cured, such Interest Adjustments shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of that certain default shall continue to apply to the extent relating to the days after the occurrence of such default through and including the date of such cure of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company shall pay noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges. Other than as specifically permitted by the December Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion - Conversion at Option of Holder

Each noteholder may convert all, or any part, of the outstanding principal of the December Unsecured Notes, at any time at such holder’s option, into Common Stock at a conversion price per share of $1.16 (the “Initial Conversion Price”), subject to adjustment under certain circumstances described in the Unsecured Notes.

Adjustments

If on the day(s) on which (i) a registration statement registering for resale by the December Investors the Class A Common Stock issuable upon exercise of the December Warrants and conversion of the December Unsecured Notes and December Incremental Notes (the “Resale Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”) and (ii) the Company files with the Secretary of State of the State of Delaware an amendment to its Third Amended and Restated Certificate of Incorporation such that the Company has enough authorized and unissued Common Stock available for conversion in full of the December Unsecured Notes and December Incremental Notes at the Initial Conversion Price and the exercise in full of the December Warrants at the Initial Exercise Price (the “Authorized Share Adjustment Event” and, together with the Registration Adjustment Event, each an “Adjustment Event”, and the day on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date (each, an “Adjustment Price” and, collectively, the “Adjustment Prices”), on any such Adjustment Date, the Conversion Price shall automatically lower to the Adjustment Price.

Floor Price

The Floor Price of the December Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by the Nasdaq Capital Market (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the December Unsecured Notes, at any time at such noteholder’s option, into Common Stock at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive Trading Days ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder shall not have the right to convert any portion of a December Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 3,260,603 shares of Common Stock (19.99% of the outstanding shares of Common Stock on August 29, 2024) shall be issuable upon conversion or otherwise pursuant to the terms of the December Unsecured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the December Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Common Stock underlying the December Unsecured Notes. The equity value of Common Stock underlying the December Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the Trading Day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company shall immediately redeem in cash all amounts due under the December Unsecured Notes at 25% premium unless the noteholder waives such right to receive such payment.

Registration Rights

The Company has agreed to file a Resale Registration Statement with the Securities and Exchange Commission, or SEC, (i) with respect to the initial closing, within 45 calendar days of the date of the initial closing date or as soon as practicable thereafter and (ii) with respect to any subsequent closings, within 45 calendar days after the later of (A) the date on which the most recently filed Resale Registration Statement becomes effective and the prospectus contained therein is available for use and (B) the applicable closing date (each such date, a “Registration Trigger Date”), and, in each case, seek effectiveness within 90 days following the initial closing date or the applicable Registration Trigger Date, and keep such Resale Registration Statements effective at all times until no December Investors owns any December Unsecured Notes, December Warrants or December Incremental Warrants or shares of Common Stock issuable upon exercise thereof.

December Letter Agreement

On January 28, 2025, the Company entered into the December Letter Agreement with the Investors party thereto to provide the Investors a right to receive True-Up Shares. Pursuant to the December Letter Agreement, the Company agreed to issue to Investors who convert any Secured Notes at Pre-Approval Conversion Amount at the Initial Conversion Price of $1.16 prior to the Company’s receipt of the stockholders’ approval, following the receipt of such stockholders’ approval, True-Up Shares equal to (a) the quotient of (1) the True-Up Conversion Amount divided by (2) the True-Up Conversion Price then in effect on the date the Company receives an Investor’s request to deliver the True-Up Shares; minus (B) the quotient of (1) the Pre-Approval Conversion Amount divided by (2) the Initial Conversion Price. The True-Up Conversion Price shall be equal to the lower of (i) the applicable Conversion Price as in effect on the applicable True-Up Date, and the Alternative Conversion Price.

December Warrants

The warrants issued pursuant to the December SPA (the “December Warrants”) are exercisable immediately on the date thereof with a term of five years to purchase an aggregate of 25,874,953 shares of Common Stock at an exercise price of $1.392 (the “Initial Exercise Price”), subject to adjustment to lower the Exercise Price then in effect to the greater of the (i) Floor Price and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the Trading Day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the December Warrants. Pursuant to the December Letter Agreement, the Purchasers agreed to not to exercise any such December Warrants before the Company’s receipt of the stockholders’ approval.

The December Incremental Warrants are exercisable immediately on the date thereof with a term of one year to purchase the December Unsecured Notes at an exercise price of equal to the principal amount of the December Unsecured Notes issued to such purchaser, subject to adjustment under certain circumstances described in the December Incremental Warrants.

Limitations on Exercise. A December Warrant holder shall not have the right to exercise any portion of the December Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the December Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

One of the December Investors is V W Investment Holding Limited, an independent investment fund with investors including FF Global.

The issuance of the December Unsecured Notes, December Warrants and December Incremental Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.

The December SPA and certain other transaction documents have been attached as exhibits to this Registration Statement to provide information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Securityholders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

HSL Settlement

On January 17, 2025, Faraday Future entered into the HSL Settlement and Release Agreement to resolve outstanding claims with HSL. As part of the HSL Settlement and Release Agreement, the Company agreed to issue €1.15 million (approximately $1.185 million) worth of Class A Common Stock to HSL, with the number of shares based on a per share price of $1.53, which was the closing price of the Class A Common Stock on January 16, 2025, the trading day prior to the signing of the HSL Settlement and Release Agreement. The settlement also included the cancellation of purchase orders and the resolution of claims related to items without associated purchase orders. Additionally, the company may issue extra shares or provide additional cash to HSL if the market value decreases by more than 5% between January 17, 2025, the issuance date of the Compensated Shares and the date when this Registration Statement is effective.

March SPA, March Common Warrants, and March SPA Notes

On March 21, 2025 (the “Signing Date”), the Company entered into the March SPA with certain March Investors. Pursuant to the March SPA, the Company has agreed to sell, and the March Investors have agreed to purchase, in four closings, for an aggregate purchase price of $41 million, of which approximately $39.5 million will be paid in cash and approximately $1.5 million will be converted from a previous loan to the Company, (i) certain unsecured notes in an aggregate original principal amount of $41 million (the “March Unsecured Notes”), (ii) common stock purchase warrants to purchase up to a number of shares of the Class A Common Stock, equal to the principal amount of March Unsecured Notes issued at a Closing divided by $1.29 (the “Conversion Price”) subject to adjustment as provided in the March Unsecured Notes (the “March Common Warrants”), (iii) a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of Conversion Shares and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the March SPA) divided by the aggregate Note Commitment Amounts for all March Investors multiplied by (2) 9,000,000, and (iv) certain incremental warrants, exercisable for (A) certain unsecured convertible promissory notes (the “March Incremental Notes”), (B) March Common Warrants and (C) shares of Series B Preferred Stock (the “March Incremental Warrants”). The First Closing was completed on April 4, 2025 and the Second Closing was completed on May 28, 2025. The Third Closing was completed on July 11, 2025. The Fourth Closing is expected to occur on the tenth (10th) business day following the Third Closing, but was delayed pending satisfaction of certain closing conditions in accordance with the terms of the March SPA. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, the closing price of the Class A Common Stock being equal or greater than $1.00 at the time of such Closing and no event of default existing under any outstanding March Unsecured Notes. We have agreed with the Noteholders to register any additional shares of our Class A Common Stock issuable upon conversion or exercise, as applicable, of the March Common Warrants and March Incremental Notes issued in the First Closing that are not being registered pursuant to this prospectus and any additional March Unsecured Notes, March Common Warrants, Series B Preferred Stock and March Incremental Warrants that may be issued in the subsequent Closings.

Placement Agency Agreement and Placement Agent Warrants

Pursuant to the March PAA, the Company has agreed to pay the Placement Agent a Cash Fee equal to 8% of the gross proceeds received by the Company from the sale of the Securities at each Closing and upon each closing upon the exercise of any March Incremental Warrants, to PA Investors or 4% of the gross proceeds received by the Company from the sale of the Securities to all other March Investors. At each Closing or each closing upon the exercise of any March Incremental Warrants, the Company has agreed to issue to the Placement Agent PA Warrants exercisable for a number of shares of Common Stock equal to 7% of the aggregate number of shares of Class A Common Stock issuable upon conversion of the March Unsecured Notes or the March Incremental Notes, respectively, issued by the Company to March Investors at the applicable closing.

The March PA Warrants have a term of five (5) years from the issuance date. The March PA Warrants are substantially similar to the March Common Warrants. The March PA Warrants issued at each Closing have an exercise price equal to $1.548 per share and the March PA Warrants issued upon the closing of the exercise of March Incremental Warrants by the PA Investors will have an exercise price equal to 120% of the closing price of the Class A Common Stock on the trading day prior to the date of such closing, subject to adjustment under certain circumstances described in the March PA Warrants.

March Unsecured Notes

Maturity Date; Interest.

Pursuant to the March Unsecured Notes, interest commences accruing on the Issuance Date at the interest rate of 10% per annum (the “Interest Rate”) and will be computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the March Unsecured Notes) with respect to the Conversion Amount (as defined in the March Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest will be payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the March Unsecured Notes; provided, however, that the Company may, at its option following notice to the noteholders, pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the March Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the March Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the March Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock, at an initial conversion price per share of $1.29 (the “Conversion Price”), subject to adjustment as provided in the March Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the March Unsecured Note and (iv) other amounts outstanding under the March Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) a registration statement registering for resale by the March Investors of the Class A Common Stock issuable upon exercise and conversion, as applicable, of the March Unsecured Notes, the March Common Warrants, the March Incremental Warrants and the March Incremental Notes (the “Registration Statement”) becomes effective and the prospectus contained therein is available for use (the “Registration Adjustment Event”); (ii) the Fourth Closing occurs (the “Fourth Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the March SPA (the “Stockholder Approval Event” and, together with the Registration Adjustment Event and the Fourth Closing Event, the “Adjustment Events”, and the date on which each Adjustment Event occurs, an “Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the March Unsecured Notes is $1.048 per share of Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the Unsecured Notes, at any time at such noteholder’s option, into shares of Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes or the Incremental Warrants, as applicable.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the March Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Common Stock then outstanding under the March Unsecured Notes and (ii) the equity value of Common Stock underlying the March Unsecured Notes. The equity value of Common Stock underlying the March Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the March Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

March Common Warrants

The March Common Warrants are exercisable immediately upon issuance, and have a term of five years from such date and an initial exercise price of $1.548 (the “Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the trading day ended immediately prior to such Adjustment Date upon Adjustment Events and other certain adjustments as described in the March Common Warrants.

Limitations on Exercise. A March Common Warrant holder does not have the right to exercise any portion of the March Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the March Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each Investor was issued at the First Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the March SPA) multiplied by (y) 9,000,000 (the “Series B Preferred Cap”). In each of the Third Closing and the Fourth closing, each noteholder will be issued a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares into which such noteholder’s Unsecured Note issued in such Closing is convertible and (ii) the product of (x) such noteholder’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the aggregate number of shares of Series B Preferred Stock held by such noteholder.

In the event that an adjustment of the Conversion Price pursuant to the terms of the March Unsecured Notes results in an increase in the number of Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional Conversion Shares, to the extent such additional Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the Purchase Agreement, subject to approval of the Company’s stockholders.

Certificate of Designation

The Company has filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designation”) to designate 9,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The rights, preferences, privileges, qualifications, restrictions, and limitations relating to the Series B Preferred Stock as summarized below.

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holder of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such Investor’s Unsecured Notes minus (ii) the amount received by such Investor from the Company pursuant to such Investor’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such Investor at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock cannot be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of a March Unsecured Note or a March Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock received by such noteholder upon conversion of such noteholder’s March Unsecured Note or March Incremental Note shall automatically be redeemed by the Company for no consideration, without any further action by the Company or such noteholder, and such redeemed shares shall no longer be deemed to be outstanding.

March Incremental Warrants

The March Incremental Warrants are exercisable immediately upon issuance and have a term of five (5) years from the Signing Date. The March Investors may exercise the March Incremental Warrants, in whole or in part, for (i) March Incremental Notes, (ii) March Common Warrants to purchase a number of shares of the Class A Common Stock equal to the quotient of the Note Commitment Amount of such March Investor’s March Incremental Note divided by the Conversion Price thereof, and (iii) a number of shares of Series B Preferred Stock equal to the lesser of (1) the number of Conversion Shares into which such March Investor’s March Incremental Note is convertible and (2) the product of (x) such Investor’s Commitment Percentage multiplied by (y) the Series B Preferred Cap minus the number of shares of Series B Preferred Stock then owned by such March Investor.

March Incremental Notes

The Company may issue March Incremental Notes in an aggregate original principal amount equal to the principal amount of March Unsecured Notes issued in the Closings to the March Investors assuming all Closings occur and full exercise of the March Incremental Warrants. The March Incremental Notes will be substantially in the form of the March Unsecured Note and each March Incremental Note will mature five (5) years from its issuance date.

SPA Waiver

On May 15, 2025, the Company entered into certain waiver and amendment agreement (the “SPA Waiver”) with the March Investors, pursuant to which the March Investors waived certain portions of Section 4.12(d) with respect to registration for resale of the shares of Common Stock issuable upon conversion or exercise, as applicable, of the March Unsecured Notes and March Common Warrants (including such March Unsecured Notes and March Common Warrants issuable upon exercise of the March Incremental Warrants) and amended Section 2(b)(ii) of the March SPA with respect to the timing of certain Closings, in each case, as further described below.

Registration Rights Adjustments

Pursuant to the SPA Waiver, the March Investors agreed that the Company (i) is permitted to only register for resale by the March Investors on the initial registration statement (the “Initial Registration Statement”) shares of Common Stock issuable upon conversion of the March Unsecured Notes issued at the first Closing, and (ii) is not required to register on the Initial Registration Statement any shares of Common Stock underlying (a) the March Common Warrants or (b) any March Unsecured Notes, March Common Warrants and March Incremental Warrants to be issued at subsequent Closings, provided, however, the Company agrees to use commercially reasonable efforts to file a subsequent registration statement to register (x) the unregistered portion of the Common Stock issuable upon conversion and exercise of March Unsecured Notes, March Common Warrants, and March Incremental Warrants, as applicable, for resale by a March Investor within forty-five (45) calendar days after the later of (1) the date on which the Initial Registration Statement is declared effective and (2) the date that such March Investor so requests and (y) the shares of Common Stock underlying March Unsecured Notes, March Common Warrants and March Incremental Warrants issued at a subsequent Closing within forty-five (45) calendar days after the later of (A) the date on which the Initial Registration Statement is declared effective and (B) the date of such applicable subsequent Closing.

Closing Conditions Adjustments

Pursuant to the March SPA, in the event any closing conditions have not been satisfied on or prior to the date on which a subsequent Closing was otherwise scheduled to be held, such subsequent Closing could be postponed for up to twenty (20) business days. Pursuant to the SPA Waiver, Section 2(b)(ii) of the March SPA was amended such that in the event that the closing price of the Common Stock is below $1.00 during such twenty (20) business day period, the applicable subsequent Closing shall occur within twenty (20) business days following the first (1st) trading day on which the closing price of the Common Stock is equal to or greater than $1.00.

In addition, the Company and the March Investors agreed to amend Section 2(b)(ii) of the March SPA such that the Company has the right, at its sole discretion, to reduce a portion of a March Investor’s purchase price to be funded at any individual Closing (provided that the Company will not reduce a March Investor’s aggregate commitment amount).

July SPA, July Common Warrants, and July SPA Notes

On the July Financing Signing Date, the Company entered into the July SPA with the July Investors. Pursuant to the July SPA, the Company agreed to sell, and the July Investors agreed to purchase, in two closings, for an aggregate purchase price of $82 million, (i) certain unsecured notes in the aggregate original principal amount of $82 million (the “July Unsecured Notes”), (ii) common stock purchase warrants to purchase up to a number of shares of the Company’s Class A Common Stock, equal to one third of the shares of Class A Common Stock issuable upon conversion of the July Unsecured Notes, which is the product of (A) the principal amount of July Unsecured Notes issued at a Closing divided by (B) the initial conversion price per share as set forth in the form of the July Unsecured Notes (the “July Common Warrants”), and (iii) at the July Financing Initial Closing (as defined below), a number of shares of Series B Preferred Stock, equal to the lesser of (A) the number of shares of Class A Common Stock into which the July Unsecured Notes issued at a July Financing Closing are convertible (the “July Conversion Shares”) and (B) the product of (1) such Investor’s Note Commitment Amount (as defined in the July SPA) divided by the aggregate Note Commitment Amounts for all Investors multiplied by (2) the Series B Preferred Cap (as defined in the July SPA). Shares of Series B Preferred Stock may be issued at the July Financing Subsequent Closing (as defined below), at the Company’s sole discretion, and subject to the increase in the number of designated shares of Series B Preferred Stock (“Additional Designation”). The initial closing (the “July Financing Initial Closing”) occurred on August 22, 2025 and the subsequent closing (the “July Financing Subsequent Closing” and, together with the July Financing Initial Closing, each a “July Financing Closing” and, collectively, the “July Financing Closings”) is expected to occur fifteen (15) business days (the “July Financing Subsequent Closing Date” and, together with the July Financing Initial Closing Date, each a “July Financing Closing Date”) following the later of (i) the effective date of the July Initial Registration Statement (as defined below) and (ii) the July Financing Stockholder Approval Event (as defined below), in each case, subject to extension pursuant to the terms set forth in the July SPA. All Closings are subject to the satisfaction of certain closing conditions, including but not limited to, (i) the average daily VWAP (as defined in the July Unsecured Notes) of the Class A Common Stock during the five (5) consecutive trading day period ending on the trading day immediately preceding each applicable July Financing Closing Date is equal to or greater than $1.00 per share at the time of such July Financing Closing, (ii) the value of the average daily trading volume of the Class A Common Stock on the Nasdaq Capital Market must be equal to or greater than Four Million Dollars ($4,000,000) for the five (5) consecutive trading day period ending on the trading day immediately preceding applicable July Financing Closing Date and (iii) no event of default existing under any outstanding July Unsecured Notes. Pursuant to the July SPA, the Company also agreed to issue and sell up to an additional $20 million in July Unsecured Notes if at any time prior to the July Financing Initial Closing, one or more additional Investors join the July SPA and agree to purchase such July Unsecured Notes, associated July Common Warrants, and shares of Series B Preferred Stock by executing and delivering to the Company a joinder to the July SPA. In connection with the transactions contemplated by the July SPA (the “July Transactions”), the Company agreed to pay an aggregate of $200,000 to Univest Securities, LLC, the placement agent for the offering, one-half of which will be paid upon the July Financing Initial Closing and one-half of which will be paid upon the July Financing Subsequent Closing. The July Unsecured Notes, the July Common Warrants, the shares of Class A Common Stock issuable upon exercise of the Common Warrants, the shares of Class A Common Stock issuable pursuant to the terms of the July Unsecured Notes and the shares of Series B Preferred Stock are collectively referred to as the “Securities”.

Pursuant to the July SPA, the Company has agreed to file a registration statement (the “July Initial Registration Statement”) with the SEC within 45 calendar days of the Initial Closing Date, to register for resale all shares of Class A Common Stock issuable pursuant to the July Unsecured Notes issued at the July Financing Initial Closing, and seek effectiveness within 90 days following the July Initial Closing Date, and keep such July Initial Registration Statement effective at all times until no July Investors owns any July Initial Notes or shares of Class A Common Stock issuable upon conversion or exercise thereof. In addition, the Company shall have the right, in its sole discretion, to file one or more additional registration statements to register for resale shares of Class A Common Stock issuable upon (i) conversion of the July Unsecured Notes issued at the July Financing Subsequent Closing and/or exercise of the July Common Warrants issued at the July Financing Subsequent Closing (each, a “Subsequent Closing Registration Statement” and, collectively, the “Subsequent Closing Registration Statements”) and/or (ii) shares of Class A Common Stock issuable upon exercise of the July Common Warrants issued at the July Financing Initial Closing.

Unsecured Notes

Maturity Date; Interest.

Pursuant to the July Unsecured Notes, interest commences accruing on the date of issuance (the “July Issuance Date”) at the interest rate of 10% per annum and is computed on the basis of a 360-day year and twelve 30-day months and will be payable on a Conversion Date (as defined in the July Unsecured Notes) with respect to the Conversion Amount (as defined in the Unsecured Notes) being converted on such Conversion Date, with any remaining accrued and unpaid interest payable on the fifth anniversary of the issuance date thereof (the “Maturity Date”) (each Conversion Date and Maturity Date, an “Interest Date”).

Interest is payable to the noteholders on each Interest Date in shares of Class A Common Stock, subject to certain conditions set forth in the July Unsecured Notes; provided, however, that the Company may, upon the mutual consent of the Company and the Required Holders (as defined in the July Unsecured Notes), pay interest on any Interest Date in cash or in a combination of cash and shares of Class A Common Stock. Prior to the payment of interest on an Interest Date, interest on the Unsecured Notes will accrue at the Interest Rate and will be payable by way of inclusion of the interest in the Conversion Amount on each Conversion Date, or upon any redemption, unless in the event of an event of default, in which case the interest rate of the Unsecured Notes will automatically be increased to 18% per annum (the “Default Rate”). In the event such default has been cured, the Default Rate will cease to be effective as of the calendar day immediately following the date of such cure; provided that the interest as calculated and unpaid at the Default Rate during the continuance of that certain default will continue to apply to the extent relating to the days after the occurrence of such default through and including the cure date of such default.

The Maturity Date may be extended by the noteholders under circumstances specified therein. On the Maturity Date, the Company must pay the noteholders an amount in cash representing all outstanding principal, accrued and unpaid interest on such principal and interest and accrued and unpaid Late Charges (as defined in the Unsecured Notes). Other than as specifically permitted by the July Unsecured Notes, the Company may not prepay any portion of the outstanding principal and accrued, unpaid interest or accrued and unpaid Late Charges on principal and interest, if any.

Conversion; Conversion at Option of Holder

Each noteholder may convert all, or any portion, of the Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock, at an initial conversion price per share as set forth in the form of July Unsecured Notes (the “Conversion Price”), subject to adjustment as provided in the Unsecured Notes, in an amount equal to 108% of the portion of the (i) principal, (ii) interest, (iii) accrued and unpaid Late Charges with respect to such principal and interest of the Unsecured Note and (iv) other amounts outstanding under the Unsecured Note to be converted, redeemed or otherwise with respect to which such determination is being made.

Adjustments of the Conversion Price

If on each day on which (i) the July Financing Initial Registration Statement becomes effective and the prospectus contained therein is available for use (the “July Financing Registration Adjustment Event”); (ii) the Subsequent Closing occurs (the “Subsequent Closing Event”); or (iii) the Company obtains stockholder approval in connection with the transactions contemplated by the Purchase Agreement (the “July Financing Stockholder Approval Event” and, together with the July Financing Registration Adjustment Event and the July Financing Subsequent Closing Event, the “July Financing Adjustment Events”, and the date on which each July Financing Adjustment Event occurs, an “July Financing Adjustment Date”), the Conversion Price then in effect is greater than the Closing Bid Price (as defined in the July Unsecured Notes) of the Class A Common Stock on the trading day immediately prior to such Adjustment Date (each, an “Adjustment Price”), the Conversion Price will automatically be adjusted to the Adjustment Price.

Floor Price

The Floor Price of the July Unsecured Notes is $1.048 per share of Class A Common Stock, subject to the Company’s right to reduce, from time to time, to a price per share not contrary to the rules and regulations promulgated by Nasdaq (and other adjustments for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Alternate Conversion

Each noteholder may alternatively elect to convert the July Unsecured Notes, at any time at such noteholder’s option, into shares of Class A Common Stock at the “Alternate Conversion Price” equal to the lower of:

●	the Conversion Price then in effect; and

●	the greater of:

o	the Floor Price; and

o	the lowest volume weighted average price of the Class A Common Stock during the five consecutive trading days ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Alternate Conversion Floor Amount

If on any Conversion Date, the Conversion Price then in effect would have otherwise been lower than the Floor Price then in effect, the Company is required to pay to each noteholder an amount in cash equal to the product obtained by multiplying (A) the higher of (1) the highest price of the Class A Common Stock on the trading day immediately preceding the applicable Conversion Date and (2) the applicable Alternate Conversion Price, and (B) the difference between (1) the number of shares the noteholder would have received at the Conversion Price as it would have been adjusted notwithstanding the Floor Price and (2) the Floor Price. Alternatively, the Company may, at its option, increase the then outstanding principal amount of the applicable Unsecured Note by such amount.

Limitations on Conversion

Beneficial Ownership Limitation. A noteholder does not have the right to convert any portion of an Unsecured Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”), of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the noteholder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Exchange Cap Limitation. Unless the Company obtains the approval of its stockholders in accordance with Nasdaq Listing Rules 5635(d) (19.99% of the outstanding shares of Class A Common Stock on the Signing Date) will be issuable upon conversion or exercise, as applicable, or otherwise pursuant to the terms of the Unsecured Notes.

Redemption Rights

Company Optional Redemption. The Company has the option to redeem the Unsecured Notes at a 10% redemption premium to the greater of (i) the shares of Class A Common Stock then outstanding under the Unsecured Notes and (ii) the equity value of Class A Common Stock underlying the Unsecured Notes. The equity value of Class A Common Stock underlying the Unsecured Notes is calculated using the greatest closing sale price of the Class A Common Stock during the period commencing on the date immediately preceding notice of such redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made for such redemption.

Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy event of default, the Company must immediately redeem in cash all amounts due under the Unsecured Notes at a 25% premium unless the noteholder waives such right to receive such payment.

Common Warrants

The July Common Warrants are exercisable immediately upon issuance, and will have a term of five years from such date and an initial exercise equal to 120% of the initial Closing Price of the Unsecured Notes (the “July Exercise Price”), which may be adjusted to the lower of (i) $1.048 and (ii) 120% of the Closing Bid Price of the Class A Common Stock on the trading day ended immediately prior to such July Financing Adjustment Date upon July Financing Adjustment Events and other certain adjustments as described in the July Common Warrants.

Limitations on Exercise. A July Common Warrant holder does not have the right to exercise any portion of the July Common Warrants to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of Class A Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the July Common Warrant holder, except that any increase will only be effective upon 61 days’ prior notice to the Company.

Series B Preferred Stock

Each Investor will be issued at the July Financing Initial Closing a number of shares of Series B Preferred Stock equal to the lesser of (i) the number of Conversion Shares held by such noteholder and (ii) the product of (x) such noteholder’s Commitment Percentage (as defined in the July SPA) multiplied by (y) the Series B Preferred Cap, with the issuance of shares of Series B Preferred Stock at the July Financing Subsequent Closing at the Company’s sole discretion and subject to the Additional Designation.

In the event that an adjustment of the Conversion Price pursuant to the terms of the July Unsecured Notes results in an increase in the number of Conversion Shares, the Company will issue to each noteholder a number of shares of Series B Preferred Stock equal to the number of such additional Conversion Shares, to the extent such additional Conversion Shares of each noteholder, in the aggregate, is not in excess of the number of authorized but unissued shares of the Company’s preferred stock as of the July Financing Signing Date without the approval of the Company’s stockholders to increase the number of authorized shares of the Company’s preferred stock, provided that the Company may, in its sole discretion, increase the Series B Preferred Cap as set forth in the July SPA, subject to approval of the Company’s stockholders.

Certificate of Designation

On August 21, 2025, the Company filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) an amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock to designate an additional 3,000,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock. The qualifications, restrictions, and limitations relating to the Series B Preferred Stock are summarized below:

Convertibility. The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company.

Dividends. The shares of Series B Preferred Stock are not entitled to receive dividends.

Voting. Each share of Series B Preferred Stock has one vote on all matters submitted to a vote of the stockholders of the Company.

Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holders of Series B Preferred Stock will be entitled to receive, before any payment is made to the holders of Class A Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a) (i) the aggregate outstanding principal amount of such holder’s Unsecured Notes minus (ii) the amount received by such holder from the Company pursuant to such holder’s Unsecured Notes in connection with such liquidation divided by (b) the number of shares of Series B Preferred Stock held by such holder at the time of such liquidation.

Transfer Restrictions. The shares of Series B Preferred Stock may not be transferred at any time without the prior written consent of the Board.

Redemption. Upon each conversion of an Unsecured Note or an Incremental Note by a holder of Series B Preferred Stock, a number of shares of Series B Preferred Stock equal to the number of shares of Class A Common Stock received by such noteholder upon conversion of such noteholder’s Unsecured Note or Incremental Note will automatically be redeemed by the Company for no consideration, without any further action by the Company or such holder, and such redeemed shares will no longer be deemed to be outstanding.

On August 18, 2025, the Company entered into waiver and amendment agreements (collectively, the “SPA Waiver”) with certain of the July Investors, pursuant to which the July Investors waived certain portions of Section 2.1(b)(ii) of the July SPA with respect to Initial Closing Date (as defined in the July SPA), and agreed to extend such Initial Closing Date to August 22, 2025.

On August 21, 2025, the Company entered into an amendment agreement with certain of the July Investors, pursuant to which one of the July Investors agreed to purchase an additional $750,000 in principal amount of July Unsecured Notes at each of the Closing of the July Financing.

Envisage Settlement

On March 28, 2025, Faraday Future entered into the Envisage Settlement and Release Agreement to resolve an outstanding arbitration award with Envisage, in connection with several purchase orders and invoices under that certain Engineering Services Agreement entered into by and between the Company and Envisage. As part of the Envisage Settlement and Release Agreement, the Company agreed to repay $425,000 in shares of Class A Common Stock to Envisage, with the number of shares based on a per share price of $1.08, which was the closing price of the Class A Common Stock on April 7, 2025, the trading day prior to the issuance of the shares as required under the Envisage Settlement and Release Agreement. The settlement also included payments of an aggregate $375,000 in four equal installments. Both the Company and Envisage agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Cooper Standard Settlement

On June 18, 2025, Faraday Future entered into the Cooper Settlement and Release Agreement with Cooper Standard and the Company, to resolve potential claims in connection with several purchase orders and invoices under that certain Letter of Tool Acceptance by and between Faraday Future and Cooper Standard. Faraday Future agreed to pay a total of $835,000, of which $200,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Cooper Standard, pursuant to which the Company agreed to repay $635,000 in shares of Class A Common Stock to Cooper Standard, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Cooper Standard Shares are issued. Both the Company and Cooper Standard agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Bitron Settlement

On August 15, 2025, Faraday Future entered into the Bitron Settlement and Release Agreement with Bitron, to resolve an outstanding arbitration award owed to Bitron, in connection with several purchase orders and invoices. Faraday Future agreed to pay a total of $343,409, of which $120,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a Share Issuance Agreement with Bitron, pursuant to which the Company agreed to repay $223,409 in shares of Class A Common Stock to Bitron, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Bitron Shares are issued. Both the Company and Bitron agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Costamp Settlement

On December 15, 2025, Faraday Future entered into the Costamp Settlement and Release Agreement with Costamp to resolve a dispute with Costamp concerning unpaid equipment. Faraday Future agreed to pay a total of $1,600,000, of which $550,000 shall be paid by cash, and the remainder shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a share issuance agreement with Costamp (the “Costamp Share Issuance Agreement”), pursuant to which the Company agreed to repay $1,050,000 in shares of Class A Common Stock to Costamp, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Costamp Shares are issued. Both the Company and Costamp agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Nemat Settlement

On April 21, 2026, Faraday Future entered into the Nemat Settlement and Release Agreement with Nemat to resolve a dispute with Costamp concerning unpaid equipment. Faraday Future agreed to pay a total of $160,000 which shall be paid in the form of shares of the Company’s Class A Common Stock. In connection herewith, on the same day, the Company entered into a share issuance agreement with Nemat (the “Nemat Share Issuance Agreement”), pursuant to which the Company agreed to repay $160,000 in shares of Class A Common Stock to Nemat, with the number of shares based on the closing price of the Class A Common Stock on the trading day immediately preceding the day on which such Nemat Shares are issued. Both the Company and Nemat agreed to mutually release and discharge the other party from any claims, demands, actions and loss in connection therewith.

Issuance of Series C Convertible Preferred Stock

Pursuant to the April SPA, as it was originally signed and contemplated, the Company agreed to sell, and the Investor agreed to purchase, $10 million shares of Class A Common Stock at a per share price equal to 100% of the closing price of Class A Common Stock (such per share price, the “Initial Price”) immediately prior to the closing date (the “Closing Date”). Pursuant to the Apil SPA, the Company agreed to issue certain True-Up Shares to the Investor in the event of a Dilutive Issuance (a “True-Up Issuance”).

On April 14, 2026, the April SPA was amended such that Subscription Amount was increased to $12 million, $500,000 was used to purchase shares of Class A Common Stock and $11.5 million of which was used to purchase the Convertible Preferred Stock. The Initial Price was revised to $0.26, which is 100% of the average closing price of the Company’s Class A Common Stock on Nasdaq for the ten (10) Trading Day period immediately prior to the Signing Date (the “Amended Price”). In addition, the Company’s obligation to issue, and the Investor’s right to receive, True-Up Shares was eliminated in its entirety, in consideration of which, the Company agreed to issue the SPA Warrant exercisable for an aggregate of 1,000,000 shares of Class A Common Stock. The April SPA contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the April SPA, we also agreed to file a registration statement with the SEC, covering the resale of shares of Class A Common Stock issued or sold to the Investor under the Purchase under the Securities Act.

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Class A Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Common Stock and warrant agent for our public warrants is Continental Stock Transfer & Trust Company.

Listing of our Securities

Our shares of Class A Common Stock and public warrants are currently traded on Nasdaq under the symbols “FFAI” and “FFAIW,” respectively.

PLAN OF DISTRIBUTION

We are registering (i) up to 60,000,000 shares of Class A Common Stock which consists of shares of Class A Common Stock issuable upon conversion of the Secured SPA Notes pursuant to the Secured SPA, (ii) up to 500,000 shares of Class A Common Stock issued to the Investor pursuant to the April SPA, (iii) 954,545 shares of Class A Common Stock issued to Costamp pursuant to the Costamp Settlement Agreement and (iv) 551,724 shares of Class A Common Stock issued to Nemat pursuant to the Nemat Settlement Agreement. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock. In addition to the Secured SPA, the Company entered into a placement agency agreement (the “PAA”) with Univest Securities, LLC, the placement agent for the offering (the “Placement Agent”), in connection with the transactions contemplated under the Secured SPA. Pursuant the PAA, the Company agreed to pay to the Placement Agent (i) a cash fee equal to a percentage of (A) the gross proceeds received by the Company from the sale of the Secured SPA Notes and (B) any actual amounts released to the Company from the Accounts; and (ii) $125,000 of out-of-pocket expenses to cover the reasonable fees and expenses of Placement Agent’s counsel and due diligence analysis.

We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders.

The shares of Class A Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

in distributions or transfers to their members, partners or shareholders;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may also engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, that the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2025 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of HTL International LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2024 and for the year then ended incorporated by reference in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, to register the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.ff.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC that is incorporated by reference herein will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated or indicate in the future as being “furnished,” including any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement, shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or in any subsequently filed incorporated document modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026,

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 2, 2026, January 8, 2026 and February 5, 2026, February 6, 2026, February 10, 2026, February 13, 2026, February 20, 2026, March 4, 2026, March 18, 2026, March 20, 2026, March 23, 2026, April 1, 2026, April 16, 2026, April 17, 2026, April 20, 2026, May 7, 2026, May 11, 2026, May 14, 2026, May 18, 2026, May 22, 2026, May 29, 2026, June 17, 2026 and June 23, 2026.

●	our Definitive Proxy Statement on Schedule 14A for our 2026 annual meeting of stockholders, filed with the SEC on April 28, 2026, to the extent incorporated by reference into the Form 10-K; and

●	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on July 20, 2020, including any amendments thereto or reports filed for the purposes of updating this description.

Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, as well as subsequent to the effectiveness of the registration statement and prior to the termination of the offering of our securities to which this prospectus relates, will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Faraday Future Intelligent Electric Inc.

Attn: Investor Relations

1990 E. Grand Ave.

El Segundo, California 90245

(310) 415-4807

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.